Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LIMEADE, INC.,

WEBMD HEALTH CORP.,

and

LOTUS MERGER SUB, INC.

Dated as of June 8, 2023

Index of Defined Terms

Accelerable Company RSUs	65	Company Material Contracts	24
Accelerable Company Stock Options	65	Company Payoff Letter	69
Acceptable Confidentiality Agreement	65	Company Products	69
Acquisition Agreement	44	Company Proxy Statement	48
Acquisition Proposal	65	Company RSU	69
Adjustment Approval	12	Company RSU Award	69
Affiliate	66	Company SEC Documents	15
Agreement	1	Company Shareholder Approval	12
Anti-Corruption Laws	66	Company Shareholders	1
Anti-Takeover Laws	36	Company Shareholders Meeting	69
Approved Line of Credit Draw	66	Company Software	69
Articles of Incorporation	2	Company Stock	13
Articles of Merger	3	Company Stock Option	69
ASX	66	Company Subsidiaries	14
ASX Listing Rules	67	Confidentiality Agreement	70
ASX Settlement Operating Rules	67	Consent	12
Book-Entry Shares	3	Continuing Employees	54
Business Associate	67	Contract	70
Business Day	67	Converted Company RSU Contingent Cash Award	9
Certificate	3	Converted Company Stock Option Contingent Cash Award	9
Chosen Courts	76	Covered Entity	70
Closing	2	COVID-19	70
Closing Date	3	COVID-19 Measure	70
Code	25	Credit Agreement Termination	57
Company	1	Customs & International Trade Laws	35
Company ASX Documents	17	D&O Tail Policies	52
Company Balance Sheet	15	Depositary	70
Company Balance Sheet Date	15	Depositary Shares	3
Company Benefit Plan	29	Dissenting Shares	7
Company Board	1	Effective Time	3
Company Board Recommendation	11	Employee	28
Company Business	67	Employee Benefit Plan	29
Company CDIs	67	End Date	60
Company Credit Agreement	67	Enforceability Exceptions	11
Company Disclosure Schedule	10	Environmental Laws	70
Company Equity Award	67	ERISA	28
Company Equity Incentive Plans	67	Exchange Act	70
Company Group	25	Excluded Shares	3
Company Intellectual Property	67	Financial Statements	15
Company IT Systems	67	Foreign Plan	30
Company License Agreements	19	GAAP	70
Company Material Adverse Effect	67	GDPR	70

Government Bid	24	Personal Information	73
Government Contract	24	Preferred Stock	13
Governmental Entity	12	Privacy and Security Laws	73
Healthcare Laws	70	Proceeding	73
HIPAA	70	Protected Health Information	74
Incidental License	71	Recommendation Change	45
Income Tax	25	Registered IP	19
Income Tax Return	25	Representatives	74
Income Taxes	25	Sarbanes-Oxley Act	74
Indemnified Party	51	SEC	74
Insurance Policies	35	Securities Act	74
Intellectual Property	71	Security Risk Assessment	34
Intervening Event	71	Shareholder Litigation	56
Intervening Event Notice Period	46	Specified Breach	74
Judgment	12	Subsidiary	74
KKR	66	Superior Proposal	74
Knowledge	72	Superior Proposal Termination	46
Law	12	Supporting Shareholders	1
Leased Real Property	18	Surviving Corporation	2
Liens	12	Tax	25
made available	72	Tax Period	26
Material Company Customer	35	Tax Return	26
Merger	2	Taxes	25
Merger Consideration	72	Taxing Authority	26
Merger Sub	1	Termination Fee	75
Notice	63	Third Party	75
Open Source Software	72	Trademark(s)	75
Ordinary Course	72	Treasury Regulations	26
Organizational Documents	72	U.S. Dollar Merger Consideration	75
Owned Intellectual Property	72	Unvested Company RSU	75
Parent	1	Unvested Company Stock Option	75
Parent Disclosure Schedule	37	Vested Company RSU	75
Parent Material Adverse Effect	38	Vested Company RSU Consideration	9
Parties	1	Vested Company Stock Option	75
Party	1	Vested Company Stock Option Consideration	8
Patent(s)	72	Virus	21
Paying Agent	4	Voting Agreement	1
Permits	31	WARN Act	75
Permitted Liens	72	WBCA	1
Person	73

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER dated as of June 8, 2023 (this “Agreement”) by and among Limeade, Inc., a Washington corporation (the “Company”), WebMD Health Corp., a Delaware corporation (“Parent”), and Lotus Merger Sub, Inc., a Washington corporation and a wholly owned direct Subsidiary of Parent (“Merger Sub”). The Company, Parent, and Merger Sub are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein;
WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Company Stock will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has, by resolutions duly adopted, unanimously: (a) determined and declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its shareholders,including holders of Company CDIs representing shares of Company Stock (the “Company Shareholders”); (b) adopted this Agreement in accordance with the provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington (the “WBCA”); and (c) recommended that the Company Shareholders approve this Agreement and the Merger;
WHEREAS, the respective boards of directors of Parent and Merger Sub have, by resolutions duly adopted, unanimously determined and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective stockholders and approved this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with applicable Law;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Persons listed on Exhibit A (the “Supporting Shareholders”) are entering into a voting and support agreement with Parent and the Company, substantially in the form attached as Exhibit B (the “Voting Agreement”), pursuant to which, among other things, they agree, subject to the terms thereof, to vote their respective shares of Company Stock or cause the shares of Company Stock represented by their respective Company CDIs to be voted in favor of the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe certain terms and conditions to the Merger.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
THE MERGER
SECTION 1.01.     The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the applicable provisions of the WBCA, (a) Merger Sub shall be merged with and into the Company (the “Merger”), (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall continue as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Corporation”).
SECTION 1.02.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
SECTION 1.03.    Articles of Incorporation; Bylaws. At the Effective Time:
a.the articles of incorporation of the Surviving Corporation shall be amended and restated in the form attached hereto as Exhibit C (the “Articles of Incorporation”) until thereafter amended as provided by the WBCA and such Articles of Incorporation; and
b.the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended; provided, however, that at the Effective Time, references to Merger Sub therein shall be replaced by the name of the Surviving Corporation.
SECTION 1.04.    Directors and Officers. The initial directors of the Surviving Corporation shall be the individuals who served as the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the individuals who served as officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
SECTION 1.05.     Closing. The consummation of the Merger (the “Closing”) shall take place on the second (2nd) Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been previously terminated pursuant to its terms or unless another date is agreed to in writing by Parent and the Company. The Closing shall be held remotely by exchange of documents and signatures (or their electronic counterparts). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
SECTION 1.06.    Effective Time. In connection with the Closing, Parent and the Company shall cause the Merger to be made effective by filing Articles of Merger in the form attached hereto as Exhibit D (the “Articles of Merger”) with the Secretary of State of the State of

Washington in accordance with the relevant provisions of the WBCA (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”).
ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES
SECTION 2.01.    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any actions on the part of Parent, the Company, Merger Sub, any Company Shareholder, or any holder of capital stock of Parent or Merger Sub:
a.Conversion of Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares, but including the shares of Company Stock that are underlying Company CDIs outstanding immediately prior to the Effective Time (the “Depositary Shares”) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to, without interest, the Merger Consideration. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the holders immediately prior to the Effective Time of certificates representing any such shares of Company Stock (each, a “Certificate”) or shares of Company Stock not represented by Certificates (“Book-Entry Shares”), including the Depositary Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in accordance with this Article II (subject to any applicable withholding Tax in accordance with Section 2.02(h)).
b.Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
c.Cancellation of Treasury Stock. Any shares of Company Stock that are owned by the Company (or any of its direct or indirect Subsidiaries) immediately prior to the Effective Time (the “Excluded Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
d.Cancellation of Preferred Stock. Any shares of Preferred Stock that are issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
SECTION 2.02.    Surrender and Payment.
a.Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint paying agent(s) as necessary (collectively, the “Paying Agent”) to act as the agent(s) for the purpose of (i) exchanging the Merger Consideration for the cancellation of the shares of Company Stock as set forth in Section 2.01 and (ii) in respect of Depositary Shares over which Company CDIs were on issue immediately prior to the Effective Time, exchanging the Merger Consideration for the cancellation of such Depositary Shares and paying such consideration to the holders of such CDIs as directed by the Depositary in the manner set forth in Section

2.02(b)(ii), and enter into agreement(s) with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion relating to the services to be performed by the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, for the benefit of the holders of shares of Company Stock (other than the Excluded Shares and Dissenting Shares, but including Depositary Shares), cash in Australian dollars with the Paying Agent in an amount sufficient to pay the aggregate amount of the Merger Consideration payable pursuant to Section 2.01(a). The aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to or as directed by such holders, be invested by the Paying Agent as directed by Parent. Any interest and other income from such investments shall become part of the funds held by the Paying Agent for purposes of paying the aggregate Merger Consideration, and any amounts in excess of the aggregate amount of the Merger Consideration payable pursuant to Section 2.01(a) shall be returned to the Surviving Corporation in accordance with Section 2.02(e). Nothing contained herein and no investment losses resulting from investment of the Merger Consideration deposited with the Paying Agent shall diminish the rights of any holder of Company Stock or Company CDIs to receive the Merger Consideration as provided herein, and in the event the funds on deposit with the Paying Agent are insufficient to pay the aggregate Merger Consideration, Parent shall deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has funds sufficient to pay the aggregate Merger Consideration. If the Closing occurs, Parent shall cause the Surviving Corporation to pay all expenses and charges arising out of the arrangement with the Paying Agent.
b.Payment Procedures
i. Promptly after the Effective Time, and in any event, not later than the second (2nd) Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of Company Stock (excluding the Depositary Shares) (A) a letter of transmittal (which, in the case of shares of Company Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.02(d)) to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof in accordance with Section 2.02(d)) or Book-Entry Shares in exchange for payment of the Merger Consideration (subject to any applicable withholding Tax in accordance with Section 2.02(h)). Upon (x) surrender of Certificates for cancellation (or effective affidavits of loss in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other customary documents as may reasonably be required by the Paying Agent) or (y) in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any applicable withholding Tax in accordance with Section 2.02(h), the Merger Consideration, without interest, for each share of Company Stock so surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered (excluding the Depositary Shares), it shall be a condition of payment that the Person requesting such payment presents proper evidence (A) of transfer, accompanied by all documents required to evidence and effect such transfer and (B) of payment of any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered (or shall have established to the reasonable satisfaction of the Paying Agent that no such Tax is payable).
ii. Prior to the Effective Time, Parent and the Company shall establish procedures to ensure that:
(A) the Company requests the ASX to suspend trading of Company CDIs so that there are at least two days on which settlement occurs on ASX prior to the Effective Time;
(B) the Paying Agent holds or is provided with a copy of, the register of Company Shares identifying the number of Depositary Shares as of immediately prior to the Effective Time and that number is equal to the number of Company CDIs on issue at that time;
(C) the Company, as attorney for the Depositary under Rule 13.5.8 of the ASX Settlement Operating Rules, directs the Paying Agent to pay (provided the Effective Time occurs) the Merger Consideration in respect of Depositary Shares to Company CDI holders as of immediately prior to the Effective Time (and not to the Depositary) as provided for in Rules 13.6.1 and 13.6.7(c) of the ASX Settlement Operating Rules;
(D) the Paying Agent holds or is provided with a copy of the register of Company CDI holders as of immediately prior to the Effective Time, including sufficient information for the Paying Agent to make payment to such Company CDI holders of the Merger Consideration promptly following the Effective Time pursuant to the direction set forth in Section 2.02(b)(ii)(B);
(E) at or promptly following the Effective Time, the Paying Agent reduces, as of the Effective Time, all holdings of Company CDIs to zero, thereby cancelling those CDIs which shall cease to exist as at that time; and
(F) promptly following the Effective Time, and in any event, not later than the second (2nd) Business Day thereafter, the Paying Agent makes payment of the Merger Consideration, without interest, to the holders of Company CDIs as of the Effective Time for each Company CDI held by such holders pursuant to the direction set forth in Section 2.02(b)(ii)(B).
c.Transfer Books; No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company and the Company CDI register shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock or on the Company CDI register of Company CDIs that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Stock and the registered holders of Company CDIs outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company

Stock and Company CDIs other than the right to receive the Merger Consideration, except as otherwise provided for herein (including with respect to Dissenting Shares) or by applicable Law. If, at any time after the Effective Time, Certificates, Book-Entry Shares or Company CDIs are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.
d.Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such lost, stolen or destroyed Certificate as contemplated by this Article II.
e.Termination of Fund. On the date that is twelve (12) months after the Closing Date, the Paying Agent shall deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such Person by the earlier of (i) the fifth anniversary of the Closing Date and (ii) such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent (or, at Parent’s election, the Surviving Corporation), free and clear of all claims or interest of any Person previously entitled thereto.
f.No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Merger Sub, the Surviving Corporation, the Company, the Paying Agent or the Depositary shall be liable to any Person for Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Law.
g.Dissenting Share Amounts. With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent cash sufficient to pay the Merger Consideration in exchange for any such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to appraisal under the WBCA. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to Section 2.02(a) in respect of Dissenting Shares shall be returned to Parent upon demand.
h.Withholding Taxes. Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent and the Depositary shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations, or any applicable provision of state, local or non-U.S. Tax Law. To the extent that amounts are so properly deducted and withheld, such deducted and withheld amounts (i) shall be timely remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
SECTION 2.03.     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by a Company Shareholder who has not voted in favor of adoption of this Agreement and who is entitled to demand and has properly exercised dissenters’ rights with respect to such shares in accordance with the WBCA (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s dissenters’ rights under the WBCA with respect to such shares and may include shares of Company Stock held by the Depositary in respect of which (a) no vote in favor of adoption of this Agreement was cast by the Depositary and (b) all actions have been taken by or on behalf of the beneficial owner of such shares to properly exercise dissenters’ rights in accordance with the WBCA (whether directly on instruction of a holder of Company CDIs or by a person, including holder of Company CDIs, as proxy for the Depositary) and shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Chapter 23B.13 of the WBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s dissenters’ rights pursuant to Chapter 23B.13 of the WBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 23B.13 of the WBCA, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share or, in respect of a Depositary Share, completion of the process in Section 2.02(b), as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument received by the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
SECTION 2.04.     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Company CDIs shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration or the U.S Dollar Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.05.     Treatment of Stock Options and Other Stock-Based Compensation.
a.Vested Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each Vested Company Stock Option, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Stock subject to such Vested Company Stock Option; multiplied by (ii) the excess, if any, of the U.S. Dollar Merger Consideration over the U.S. Dollar per share exercise price under such Vested Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.02(h) (the “Vested Company Stock Option Consideration”). For the avoidance of doubt, in the event that the U.S. Dollar per share exercise price under any Vested Company Stock Option is equal to or greater than the U.S. Dollar Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. Parent shall cause the Surviving Corporation to pay no later than five (5) Business Days following the Closing Date the aggregate Vested Company Stock Option Consideration payable with respect to each of the Vested Company Stock Options through the Surviving Corporation’s payroll (subject to any required Tax withholdings) to the applicable holders of such Vested Company Stock Options. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company Stock Options cannot be made through the Surviving Corporation’s payroll system or payroll provider, then Parent shall cause the Surviving Corporation to issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than five (5) Business Days following the Closing Date).
b.Vested Company Restricted Stock Units. The Company shall take all requisite action so that, at the Effective Time, each Vested Company RSU, shall, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the U.S. Dollar Merger Consideration, less any Taxes required to be withheld with respect to such Company RSU in accordance with Section 2.02(h) (the “Vested Company RSU Consideration”). Parent shall cause the Surviving Corporation to pay no later than five (5) Business Days following the Closing Date the aggregate Vested Company RSU Consideration payable with respect to each of the Vested Company RSUs through the Surviving Corporation’s payroll (subject to any required Tax withholdings) to the applicable holders of such Vested Company RSUs. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company RSUs cannot be made through the Surviving Corporation’s payroll system or payroll provider, then Parent shall cause the Surviving Corporation to issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than five (5) Business Days following the Closing Date).

c.Unvested Company Stock Options; Unvested Company Restricted Stock Units.
i. Section 2.05(c) of the Company Disclosure Schedule sets forth the Accelerable Company Stock Options and the Accelerable Company RSUs.
ii. Each Accelerable Company Stock Option shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the contingent right to receive from Parent and the Surviving Corporation, an aggregate amount in cash, without interest, equal to the product of: (x) the aggregate number of shares of Company Stock subject to such Accelerable Company Stock Option; multiplied by (y) the excess, if any, of the U.S. Dollar Merger Consideration over the U.S. Dollar per share exercise price under such Accelerable Company Stock Option, less any Taxes required to be withheld in accordance with Section 2.02(h) (the “Converted Company Stock Option Contingent Cash Award”). Each Converted Company Stock Option Contingent Cash Award shall continue to have, and shall be subject to, the same terms and conditions concerning forfeiture and double trigger acceleration applied to the corresponding Accelerable Company Stock Options immediately prior to the Effective Time, including pursuant to the terms of any applicable Company Equity Incentive Plan, award agreement, or employment, severance or similar agreement, in each case, as in effect on the date hereof or entered into, amended or modified as permitted by this Agreement. If the Converted Company Stock Option Contingent Cash Award accelerates, then the Surviving Corporation shall pay such Converted Company Stock Option Contingent Cash Award to the applicable holder thereof following the last day of employment of such holder. Except for the Accelerable Company Stock Options with a U.S. Dollar per share exercise price less than the U.S. Dollar Merger Consideration, all Unvested Company Stock Options shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.
iii. Each Accelerable Company RSU shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash, without interest, equal to the U.S. Dollar Merger Consideration, less any Taxes required to be withheld with respect to such Accelerable Company RSU in accordance with Section 2.02(h) (a “Converted Company RSU Contingent Cash Award”). Each Converted Company RSU Contingent Cash Award shall continue to have, and shall be subject to, the same terms and conditions concerning forfeiture and double trigger acceleration applied to the corresponding Accelerable Company RSUs immediately prior to the Effective Time, including pursuant to the terms of any applicable Company Equity Incentive Plan, award agreement, or employment, severance or similar agreement, in each case, as in effect on the date hereof or entered into, amended or modified as permitted by this Agreement. If the Converted Company RSU Contingent Cash Award accelerates, then the Surviving Corporation shall pay such Converted Company RSU Contingent Cash Award to the applicable holder thereof following the last day of employment of such holder. Except for the Accelerable Company RSUs, all Unvested Company RSUs shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.
d.Resolutions and Other Company Actions. At or prior to the Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions (including using reasonable best efforts to obtain any necessary employee consents) that may be necessary to effectuate the provisions of Sections 2.07(a), (b), and (c).
e.Notices. Promptly after the execution of this Agreement, the Company may mail to each holder of outstanding Company Stock Options and Company RSU Awards a letter (i) providing all notices related to this Agreement and the Merger to which such holders are entitled pursuant to the terms of the applicable Company Equity Incentive Plan or otherwise, and (ii) describing the treatment of and consideration, if any, for such Company Stock Options and Company RSUs pursuant to this Section 2.05 and providing instructions for use in obtaining such consideration (which instructions may provide that any cash payable to such holder pursuant to this Section 2.05 may be mailed to such holder or transferred to such holder by wire transfer at the option of the Company).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that, except as (i) disclosed in the disclosure schedule delivered by the Company to the Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”); provided, that disclosures in any section or subsection of the Company Disclosure Schedule shall only address the corresponding Section or subsection of this Agreement, and such other Sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Sections or subsections or (ii) disclosed in the Company SEC Documents or Company ASX Documents (but excluding any statements in “Risk Factors” or similar sections contained therein or any forward looking statement or other statements that are cautionary, predictive or speculative in nature), as of the date hereof and as of the Closing:
SECTION 3.01.     Organization.
a.The Company is a corporation duly incorporated and validly existing under the Laws of the State of Washington. The Company has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct the Company Business as currently conducted.
b.The Company is duly qualified and, where applicable, in good standing to do business as a foreign or extra-provincial entity in each jurisdiction in which such qualification is necessary for the conduct of the Company Business as currently conducted by the Company, except for such jurisdictions where the failure to be so qualified or, where applicable, in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, complete and correct copies of the Company’s Organizational Documents in effect as of the date of this Agreement have been made available to Parent. The Company is not in violation of its Organizational Documents in any material respect.
SECTION 3.02.     Authority; Execution and Delivery; Enforceability.
a.The Company has the requisite corporate power and authority to execute and deliver, and, subject to obtaining the Company Shareholder Approval, to perform its obligations under, and to consummate the transactions contemplated to be consummated by it pursuant to, this Agreement. The Company has taken all corporate action required by its Organizational Documents to authorize the execution and delivery of, and the performance of its obligations under, and the consummation of the transactions contemplated to be consummated by it pursuant to, this Agreement. This Agreement has been duly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by each of the other Parties) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (the “Enforceability Exceptions”).
b.The Company Board has duly and unanimously adopted resolutions (i) adopting this Agreement, (ii) declaring this Agreement, the Merger and the other transactions contemplated by this Agreement advisable, fair to and in the best interests of the Company Shareholders, (iii) resolving to submit this Agreement to the Company Shareholders for approval, and (iv) recommending that the Company Shareholders approve this Agreement and the Merger (the “Company Board Recommendation”).
SECTION 3.03.     Non-Contravention and Approvals.
a.The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated to be consummated by it pursuant to this Agreement will not, (i) assuming the Company Shareholder Approval is obtained, contravene, conflict with or violate its Organizational Documents, (ii) subject to obtaining or delivering (as applicable) the Consents set forth in Section 3.03(a) of the Company Disclosure Schedule, with or without notice, lapse of time or both, result in any acceleration, violation or breach of, or constitute a default under, require notice pursuant to, or give rise to any right of termination or cancellation of or payment under, or loss of any material benefit under, any Company Material Contract, (iii) subject to obtaining the Consents referred to in Section 3.03(c), violate any (A) judgment, order, writ, injunction, decree or ruling of a Governmental Entity (“Judgment”), or (B) U.S. or foreign federal, national, supranational, state, provincial, municipal or local or administrative statute, law (including common law), ordinance, rule, code, treaty or regulation or other pronouncement of any Governmental Entity having the effect of law (“Law”), in either case ((A) or (B)), to which the Company or a Company Subsidiary is subject, or (iv) result in the creation of any mortgages, liens, security interests, pledges or other encumbrances of any kind (collectively, “Liens”) (other than Permitted Liens or Liens arising from any act of Parent or its Affiliates) upon the shares of Company Stock or the properties, rights or assets of the Company or the Company Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
b.The only votes and approvals required under the WBCA and under the Organizational Documents of the Company to authorize the execution and delivery of this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement are: (x) the Company Board Recommendation, (y) the approval of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Stock, including shares of Company Stock represented by the Company CDIs (which shall be voted by the Depositary in accordance with the voting instructions of holders of the Company CDIs), entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”), and (z) to the extent ASX has not waived its requirement to obtain shareholder approval in relation to the treatment of the Company Stock Options and Company RSU Awards as set out in Section 2.05, the affirmative vote (in person or by proxy) of the holders of a majority of the issued and outstanding shares of Company Stock (which shall be voted by the Depositary in accordance with the voting instructions of holders of Company CDIs) entitled to vote at the Company Shareholders Meeting, disregarding the votes of any holders of such Company Stock Options and Company RSU Awards, in relation to the treatment of the Company Stock Options and Company RSU Awards as set forth in Section 2.05 (the “Adjustment Approval”).
c.No consent, approval, notice to or authorization of, or registration, declaration or filing with (each, a “Consent”), any federal, state, provincial, national, supranational local, municipal or foreign court of competent jurisdiction, tribunal, governmental or regulatory agency, authority, instrumentality or other governmental, quasi-governmental or regulatory body (foreign or domestic) (a “Governmental Entity”) is required to be obtained or made under applicable Law by the Company or any Company Subsidiary for the execution, delivery and performance by the Company of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement, other than (i) those Consents set forth in Section 3.03(c) of the Company Disclosure Schedule, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (iii) the filing of the Company Proxy Statement in definitive form with the SEC in accordance with the Exchange Act, and such reports under the Exchange Act as may be required in connection with this Agreement, (iv) the filing of the Company Proxy Statement with the ASX and other filings required under, and compliance with other applicable requirements of the ASX Listing Rules and ASX Settlement Operating Rules to facilitate the Merger in compliance with the ASX Listing Rules and the ASX Settlement Operating Rules, (v) such Consents as may be required under applicable state securities or “blue sky” Laws, and (vi) any Consent the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 3.04.     Capitalization; Subsidiaries.
a.As of the date of this Agreement, the Company has (i) 550,000,000 authorized shares of common stock, no par value per share (the “Company Stock”) and (ii) 10,000,000 authorized shares of preferred stock, no par value (“Preferred Stock”). As of the close of business on June 5, 2023, (i) 259,544,567 shares of Company Stock are issued and outstanding, of which 258,469,667 shares of Company Stock are represented by 258,469,667 Company CDIs, (ii) no shares of Preferred Stock are issued and outstanding, and (iii) 763,511shares of Company Stock are represented by 763,511 Company CDIs and held by the Company in its treasury. Except as set forth above, there are no shares of capital stock or other equity securities of any class of the Company or any bonds, debentures, notes or other indebtedness of the Company having the right to vote authorized, issued, reserved for issuance, held as treasury securities or outstanding. The outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and non-assessable and have not been issued in violation of any securities Laws.

b.As of June 4, 2023, (i) 763,511 shares of Company Stock represented by Company CDIs are held by the Company with respect to the exercise of outstanding Company Stock Options by the holders thereof, (ii) no shares of Company Stock were reserved for issuance pursuant to outstanding Company RSUs and (iii) 17,005,551 Company RSUs are unvested and 133,905 Company RSUs are vested but have not yet been released. Section 3.04(b) of the Company Disclosure Schedule sets forth, as of June 4, 2023, a list of each outstanding Company Equity Award granted under the Company Equity Incentive Plans and: (A) the name or employee I.D. number of the holder of such Company Equity Award; (B) the number of shares of Company Stock subject to such outstanding Company Equity Award; (C) if such Company Equity Award is a Company Stock Option, the exercise price of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) if applicable, the vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Stock subject to issuance under the Company Equity Incentive Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.
c.Except for the Contracts set forth on Section 3.04(c) of the Company Disclosure Schedule, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any Company Subsidiary convertible into or exchangeable for any bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or any Company Subsidiary. All outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Company Subsidiary, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.
d.Section 3.04(d) of the Company Disclosure Schedule sets forth a complete and correct list of the Company’s Subsidiaries (the “Company Subsidiaries”), including the name and jurisdiction of organization of each such Company Subsidiary and the holder of the issued and outstanding capital stock of or other equity interest in each such Company Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding equity interests or other voting securities of the Company Subsidiaries. There are no options, warrants, convertible securities, rights of first refusal, preemptive rights, subscription rights, “phantom” stock rights, puts, calls, stock appreciation rights, stock-based performance units, or other rights, agreements, arrangements or commitments of any kind relating to any equity interests of any Company Subsidiary, obligating any Company Subsidiary or any of its Affiliates to issue or sell any equity interests in such Company Subsidiary or obligating the Company or any of its Affiliates to issue or sell any equity interests in any Company Subsidiary. The Company does not own, directly or indirectly, any shares of capital stock or other equity interests of any Person other than the Company Subsidiaries.
e.Each Company Subsidiary is a corporation or other legal entity duly incorporated or formed, as applicable, validly existing and in good standing (where such status is applicable) under the Laws of the jurisdiction of its formation, except in the case of the Company Subsidiaries where the failure to be so incorporated or formed, exist or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary has the requisite organizational power and authority to own, lease or otherwise hold its properties and assets and to conduct the Company Business as currently conducted. Each Company Subsidiary is duly qualified and, where applicable, in good standing to do business as a foreign or extra-provincial entity in each jurisdiction in which such qualification is necessary for the conduct of the Company Business as currently conducted by such Company Subsidiary, except for such jurisdictions where the failure to be so qualified or, where applicable, in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, materially complete and correct copies of the Company Subsidiaries’ Organizational Documents in effect as of the date of this Agreement have been made available to Parent. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company Subsidiaries are not in violation of their respective Organizational Documents.
SECTION 3.05    Financial Statements; No Undisclosed Liabilities; No Off-Balance Sheet Arrangements.
a.Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents (the “Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).
b.No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities that would be required under GAAP to be reflected on a consolidated balance sheet of the Company other than liabilities that: (i) are reflected or reserved against in the unaudited consolidated balance sheet of the Company dated as of March 31, 2023 (“Company Balance Sheet Date”) contained in the Company SEC Documents filed prior to the date hereof (including in the notes thereto) (the “Company Balance Sheet”); (ii) were incurred since the Company Balance Sheet Date in the Ordinary Course; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
c.No Off-Balance Sheet Arrangements. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any material “off-balance sheet arrangements” (as defined in Item 303(a)of Regulation S-K promulgated by the SEC).
SECTION 3.06.     SEC Filings; Sarbanes-Oxley Compliance; ASX Filings.
a.SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC (the “Company SEC Documents”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), none of the Company SEC Documents, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. No Company Subsidiary is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any Company Subsidiaries are required to file or furnish any material forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity except for the ASX.
b.Internal Controls. The Company has established and maintains a system of “internal controls over financial reporting”(as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, as applicable) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transaction and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the Financial Statements.
c.Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act, as applicable) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and principal accounting officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and the Company Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and the Company Subsidiaries.
d.Accounting, Securities, or Other Related Complaints or Reports. During the three-year period immediately preceding the date of this Agreement, to the Knowledge of the Company, none of the Company or any Company Subsidiaries nor any officer of the Company or any Company Subsidiaries has received any substantive written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any Company Subsidiaries.
e.ASX Filings.
i. Except as set forth on Section 3.06(e)(i) of the Company Disclosure Schedule, the Company has filed with or furnished to the ASX, on a timely basis, all forms, statements, certifications, documents and reports required to be filed by it with, or furnished to, the ASX pursuant to applicable Laws and ASX Listing Rules (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company ASX Documents”).
ii. Except as set forth on Section 3.06(e)(ii) of the Company Disclosure Schedule, as of their respective filing dates, or in the case of amendments thereto, as of the last such amendment, the Company ASX Documents complied in all material respects in form and content with the requirements of all Laws, including the ASX Listing Rules, applicable to such Company ASX Documents, and none of the Company ASX Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or deceptive.
iii. The Company’s disclosure controls and procedures and internal control over financial reporting are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes to the ASX is recorded, processed, summarized and reported within the time periods specified in the rules and regulations of the ASX, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.
iv. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the ASX and has not received any notice from the ASX asserting any material noncompliance with such rules and regulations.
SECTION 3.07.     Absence of Changes. Since the Company Balance Sheet Date through the date of this Agreement:
a.except for matters relating to the transactions contemplated hereby, the Company Business has been conducted in the Ordinary Course in all material respects;
b.there has not been or occurred a Company Material Adverse Effect or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
c.there has not been or occurred any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of the covenants set forth in clauses (a), (b), (d), (e), (j), (l), (m), (n) or (q) of Section 5.01; and
d.neither the Company nor any Company Subsidiary has repurchased, prepaid, or incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person other than incurring any indebtedness under the Company Credit Agreement, (ii) issued or sold any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, (iii) guaranteed any debt securities of another Person, (iv) entered into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than a Company Subsidiary) or entered into any arrangement having the economic effect of any of the foregoing.
SECTION 3.08.     Real and Personal Property.
a.Neither the Company nor any Company Subsidiary owns any real property. Section 3.08(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property leased, subleased or licensed by the Company and the Company Subsidiaries (each, a “Leased Real Property”). The Company has made available to

Parent a materially true and complete copy of each written lease, sublease or license with respect to the Leased Real Property, and in the case of any oral lease, sublease or license with respect to the Leased Real Property, a written summary of the material terms of such oral lease, sublease or license. The Company or the applicable Company Subsidiary has legal, valid and existing leasehold estates or, as the case may be, leasehold interests, in all its respective Leased Real Property. Except as set forth on Section 3.08(a) of the Company Disclosure Schedule, none of the Leased Real Property is subject to a sublease, assignment, sublicense or similar agreement entered into by the Company or any of the Company Subsidiaries that grants to any Third Party any occupancy or use rights for any Leased Real Property and no Third Party is in possession of any Leased Real Property. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of any condemnation by any Governmental Entity pending or, to the Knowledge of the Company, threatened, in each case with respect to any Leased Real Property.
b.The Company and the Company Subsidiaries own and have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the material tangible assets shown on the Company Balance Sheet, in all cases free and clear of any Liens other than Permitted Liens. The material tangible personal property of the Company and the Company Subsidiaries, taken as a whole, are in good operating condition in all material respects and are capable of being used for their intended purposes, with repair, normal wear and tear excepted.
SECTION 3.09.     Intellectual Property.
a.Section 3.09(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all registered Intellectual Property, and Intellectual Property in respect of which an application for registration has been made (other than social media accounts), in each case, that constitutes Owned Intellectual Property, in each case, that have not expired, lapsed or been cancelled, abandoned, withdrawn or otherwise terminated (collectively, “Registered IP”). As of the date of this Agreement, all Registered IP (other than Patents) that is issued, granted or registered is, to the Knowledge of the Company, valid and subsisting and all Registered IP that is the subject of an application is subsisting, and, to the Knowledge of the Company, all Patents of the Company that have been issued, granted or registered are valid and subsisting. The Owned Intellectual Property, including the Registered IP, is or will be at Closing owned exclusively by the Company or a Company Subsidiary free and clear of all Liens, except for Permitted Liens and except that the foregoing representation does not pertain to any infringement or misappropriation or violation of any Intellectual Property by the Company or any Company Subsidiary.
b.Section 3.09(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of all Contracts (other than Incidental Licenses) currently in effect pursuant to which the Company or a Company Subsidiary (i) is granted any license or sublicense from a Third Party with respect to any Intellectual Property that is used in and material to the conduct of the Company Business as currently conducted and pursuant to which the Company or any Company Subsidiary made payments during the year ended December 31, 2022 in excess of $100,000 in the aggregate, or (ii) has granted any license or sublicense to any Third Party with respect to any material Company Intellectual Property (other than non-exclusive licenses granted to Third Parties in the Ordinary Course) (the agreements listed in Section 3.09(b) of the Company Disclosure Schedule, the “Company License Agreements”). The Company Intellectual Property constitutes all of the Intellectual Property used by the Company and the Company Subsidiaries in, and material to, the operation of the Company Business, as currently operated, except for any failure to own, license or otherwise obtain rights to any Intellectual Property as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as whole, and except that the foregoing representation does not pertain to any infringement or misappropriation or violation of any Intellectual Property by the Company or any Company Subsidiary.
c.Except as set forth on Section 3.09(c) of the Company Disclosure Schedule, no Registered IP that is used in and material to the conduct of the Company Business as currently conducted is the subject of any pending cancellation, nullification, interference, invalidity, concurrent use or opposition proceeding or other pending Proceeding (other than office actions and other communications received from any Governmental Entity in the normal course of prosecuting applications for issuance or registration of any Intellectual Property rights or any renewals, extensions or recordations thereof) contesting the validity, enforceability, registerability, use or ownership thereof in which the Company or a Company Subsidiary is a party.
d.None of the Company nor any of the Company Subsidiaries has received in the three-year period ending on the date of this Agreement any written notice alleging, and no Proceeding is pending or, to the Knowledge of the Company, threatened in writing, as of the date of this Agreement, against the Company or a Company Subsidiary by any Third Party claiming that the conduct of the Company Business as currently conducted infringes or misappropriates any Intellectual Property owned by such Third Party or challenging the ownership, enforceability or validity of any Owned Intellectual Property, except for such claims that have been satisfactorily resolved and without material restriction or limitation on the Company’s or such Company Subsidiary’s use of any of its Owned Intellectual Property or the conduct of the Company Business, as currently conducted, and except for any such claim that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, the conduct of the Company Business as conducted as of the date of this Agreement does not infringe or misappropriate any Intellectual Property owned by a Third Party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Notwithstanding anything to the contrary herein, this Section 3.09(d) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or misappropriation by the Company or any Company Subsidiary of the Intellectual Property of any other Person.
e.To the Knowledge of the Company (provided, that for purposes of this Section 3.09(e) the obligation of reasonable inquiry in the definition of “Knowledge” does not require the Company, any Company Subsidiary or any individual to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any trademark or other Intellectual Property clearance or perform a prior art, use or similar search of public records relating to Intellectual Property or make inquiries of any third parties), no Third Party is infringing, misappropriating or otherwise violating any Owned Intellectual Property that is material to the Company Business, except for any such infringement, misappropriation or violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
f.The Company and the Company Subsidiaries have taken reasonable steps to protect and maintain the confidentiality of their trade secrets and material confidential information that Company or the Company Subsidiaries intends to maintain as confidential, and, to the Knowledge of the Company, such trade secrets and material confidential information have not been used or disclosed to any Third Party, except pursuant to written confidentiality agreements entered into in the Ordinary Course or where the Company has elected not to maintain confidentiality in its reasonable business judgment, except any use or disclosure that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. All current and former natural-person independent contractors or consultants for the Company or a Company Subsidiary who created Intellectual Property for or on behalf of the Company or a Company Subsidiary currently used in the operations of the Company Business did so pursuant to a written agreement under which such Person agreed that any Intellectual Property arising from such work shall be owned by or licensed to the Company or a Company Subsidiary except for any Intellectual Property that would not, individually or in the aggregate, reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole. All current and former Employees who created Owned Intellectual Property currently used in the operations of the Company Business for or on behalf of the Company or a Company Subsidiary did so (i) pursuant to a written agreement under which such Person agreed that any such Intellectual Property arising from such work shall be owned by the Company or a Company Subsidiary or (ii) such that the Company owns such Intellectual Property by operation of law, and (C) within or outside the United States, and all such Company Intellectual Property are exclusively owned by the Company or a Company Subsidiary, except for any Intellectual Property that would not, individually or in the aggregate, reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole. In the three-year period immediately preceding the date of this Agreement, no former or current Employee or independent consultant or contractor of the Company or a Company Subsidiary involved in the development of any of the Owned Intellectual Property has alleged to the Company or a Company Subsidiary that he or she has any ownership rights, title or interest in any such Intellectual Property developed by such individual.
SECTION 3.10.     Software and IT Systems.
a.The Company IT Systems are adequate for, and operate in all material respects as required to support, the conduct of the Company Business as currently conducted, including implementation and compliance with generally accepted industry practices for data and system backup. The Company has in place, and during the three-year period immediately preceding the date of this Agreement has had in place, commercially reasonable disaster recovery and business continuity plans and procedures with respect to the Company IT Systems. The Company IT Systems are sufficient in all material respects to meet all service level requirements set forth in the Contracts with Material Company Customers such that neither the Company nor any Company Subsidiary has failed to meet any service level requirements set forth in the Contracts with Material Company Customers as a result of a material failure of the Company IT Systems that has resulted in the termination of any such Contracts with customers or material payment thereunder in accordance with the terms of the applicable Contract. The Company IT Systems are sufficient in all material respects to meet all security requirements set forth in the Contracts with Material Company Customers such that neither the Company nor any Company Subsidiary has failed to meet any such security requirements set forth in the Contracts with Material Company Customers that has resulted in the termination of any such Contracts with Material Company Customers or a material payment thereunder in accordance with the terms of the applicable Contract. The Company IT Systems are or will be at Closing owned exclusively by the Company or a Company Subsidiary, free and clear of all Liens (except for Permitted Liens), or leased or licensed pursuant to a duly authorized and valid Contract between the Company or a Company Subsidiary, on the one hand, and the counterparty, on the other hand, except for any Company IT Systems that Company or a Company Subsidiary sells, returns or otherwise disposes of in its reasonable business judgment or in the Ordinary Course and except for any Company IT Systems that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.
b.Neither the Company IT Systems nor the Company Software, in either case owned by the Company or a Company Subsidiary, or, to the Knowledge of the Company, neither the Company IT Systems nor the Company Software, in either case licensed to the Company or a Company Subsidiary, contains any virus, Trojan horse, worm or other software routines designed to permit unauthorized access to or to disable or otherwise harm the legitimate operation of software, hardware or data (“Virus”). The Company has implemented and maintains commercially reasonable physical, administrative and technical measures designed to protect against the introduction of any such Virus into the Company IT Systems and the Company Software.
c.Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, during the three-year period immediately preceding the date of this Agreement, there has been no unauthorized access or use of any data material to the Company Business, the Company IT Systems that has materially disrupted or impaired the operation of the Company Business as currently conducted or that, to the Knowledge of the Company, has resulted in the breach, loss or unauthorized access or disclosure of customer information held by the Company or Company proprietary information, except in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has in place and maintains, and during the three-year period immediately preceding the date of this Agreement has, implemented and maintained commercially reasonable physical, administrative and technical measures designed to protect against any such unauthorized access, use or tampering of the Company IT Systems.
d.During the three-year period immediately preceding the date of this Agreement, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the development, maintenance, operation, delivery or provision of any Company Products in any manner that would (i) require Company and the Company Subsidiaries to make any public disclosure of, distribute or make generally available of any material, proprietary source code owned by the Company and the Company Subsidiaries, or

(ii) limit the rights of the Company and the Company Subsidiaries to enforce its Patents or other Intellectual Property rights in and to any material, proprietary source code against any Third Party, except in each case (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries.
e.The Company and the Company Subsidiaries have not, during the four year period immediately preceding the date of this Agreement, disclosed, and have no obligation (contingent or otherwise) to disclose, any material, proprietary source code to any escrow agent or other unaffiliated Person (and there currently is no such escrow arrangement in place), other than to employees or to Third Parties for the sole purpose of enabling them to provide software development services for the Company and the Company Subsidiaries and subject to reasonable confidentiality obligations and Intellectual Property assignment provisions.
SECTION 3.11.     Contracts.
a.Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and correct list of the Contracts to which the Company or a Company Subsidiary is a party that are included within the following categories:
i. any Contract with (A) any vendor, supplier or other Third Party to whom the Company or a Company Subsidiary made payments during the calendar year of 2022 in excess of $150,000 in the aggregate other than Contracts with respect to Company Benefit Plans or any Leased Real Property or (B) any Material Company Customer (excluding, in each case, sales orders and purchase orders issued in the Ordinary Course);
ii. any Contract that sets forth the terms of a joint venture, partnership or other partial ownership arrangement or sharing of profits or losses with any other Person, in each case, that is material to the Company Business as currently conducted and under which there are continuing obligations by a party thereto (for clarity, excluding Contracts that contain any royalty arrangement but that do not otherwise contemplate a joint venture type arrangement);
iii. any Contract that limits or purports to limit or restrict the ability of the Company or a Company Subsidiary to compete or engage in any line of business or with any Person or in any geographic area or during any period of time, if such limitation or restriction would adversely impact the Company Business as currently conducted (and, for the avoidance of doubt, an obligation not to solicit or hire any employees or independent contractors will not be deemed to limit or restrict the ability of the Company or any Company Subsidiary to compete or engage in any line of business or with any Person or in any geographic area or during any period of time);
iv. any Contract (A) under which the Company or any Company Subsidiary incurs any indebtedness for borrowed money in excess of $100,000 or (B) that grants a Lien on any material asset of the Company or a Company Subsidiary (other than a Permitted Lien or a Lien that will be released as of the Closing);
v. any lease or sublease of Leased Real Property;
vi. any Contract (A) for the purchase, assignment, transfer or other acquisition of any business, material business line, all or substantially all of the assets of, or all or substantially all of the equity interests in any Person , (B) the disposition or sale of any business, material business line, all or substantially all of the assets of, or all or substantially all of the equity interests in any Person, in each case of clauses (A) or (B) that contains express representations, covenants, indemnities or other obligations (including indemnification, “earn out” or other contingent obligations) of the Company or any Company Subsidiary that are still in effect as of the date of this Agreement or (C) that contains a right of first refusal or similar right or option to acquire or exclusively license all or a material portion of the assets of the Company and the Company Subsidiaries taken as a whole;
vii. any Contract under which (A) any Third Party directly or indirectly guarantees any material liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary guarantees any material liabilities or obligations of any Third Party;
viii. any employment Contract for any Employee that as of the date of this Agreement has an annual base salary in excess of $200,000 (excluding any Contract providing for employment at-will);
ix. any Contract under which the Company or any Company Subsidiary receives as of March 31, 2023 contracted annual recurring revenue of $400,000 or more that provides any customer of the Company or any Company Subsidiary with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to the other customer(s) of the Company or such Company Subsidiary, including Contracts containing “most favored nation” or “favored pricing” provisions;
x. any Contract that provides for a settlement, conciliation or similar arrangement in connection with any Proceeding or threatened Proceeding, which includes any material non-monetary remedies that will continue, or pursuant to which the Company or a Company Subsidiary is required to make any payments in excess of $100,000, after the Closing; or
xi. (A) any Contract to which any U.S. federal Governmental Entity is a party and (B) any Contract under which the Company or any Company Subsidiary receives as of March 31, 2023 contracted annual recurring revenue of $300,000 or more to which any Governmental Entity other than U.S. federal Governmental Entities is a party (other than, in each case, Permits).
b.The Contracts set forth in Section 3.11(a) of the Company Disclosure Schedule and the Company License Agreements (collectively, the “Company Material Contracts”) are valid, binding and in full force and effect with respect to the Company or a Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, subject, as to enforcement, to the Enforceability Exceptions, except (i) to the extent that any Company Material Contract expires or is terminated in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is in material breach or material default under any Company Material Contract to which it is a party, and, to the Knowledge of the Company, no other party to any Company Material Contract is in material breach or material default thereunder. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, as of the

date of this Agreement, neither the Company nor any Company Subsidiary has given any oral or written notice or received any written notice, or to the Company’s Knowledge, any oral notice, terminating, not renewing, or expressing an intent to terminate or not to renew any Company Material Contract. The Company and each Company Subsidiary party to a Company Material Contract has performed in all material respects all obligations, if any, required to be performed by it pursuant to such Company Material Contract. Complete and correct copies of all Company Material Contracts, including all amendments and material statements of work thereto, have been made available to Parent, except to the extent such Company Material Contracts have been redacted to (i) enable compliance with Laws, or (ii) comply with confidentiality obligations owed to Third Parties.
c.With respect to each Contract listed or required to be listed on Section 3.11(a)(xii) of the Company Disclosure Schedule (“Government Contract”) or any bid which, if accepted, would result in a Government Contract (a “Government Bid”), except as set forth on Section 3.11(c) of the Company Disclosure Schedule: (i) the Company or a Company Subsidiary, as applicable, has complied in all material respects with all material terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) all representations and certifications executed, acknowledged or binding in such Government Contract or Government Bid were complete and correct in all material respects as of the dates they were made (or deemed made), and the Company or a Company Subsidiary, as applicable, has complied in all material respects with all such representations and certifications; (iii) all information submitted by the Company or a Company Subsidiary, as applicable, in support of the negotiation of the Government Contracts or Government Bids, or modifications thereto, or in support of requests for payments thereunder, was, as of the date of submission, accurate in all material respects except to the extent limited on such a date by a Company or Company Subsidiary qualification based on knowledge; (iv) no Governmental Entity nor any prime contractor, subcontractor or other Person has notified the Company or a Company Subsidiary, either in writing or, to the Knowledge of the Company, orally, that the Company or a Company Subsidiary within the past three years has materially breached or materially violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; (v) in the three-year period immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has been notified in writing or, to the Knowledge of the Company, orally, by any Governmental Entity or any prime contractor that any such Government Contract has been terminated for default, and no cure notice or show cause notice is currently in effect pertaining to any such Government Contract; (vi) in the three-year period immediately preceding the date of this Agreement, to the Knowledge of the Company, no money due to the Company or a Company Subsidiary pertaining to such Government Contract has been withheld or offset nor has any claim been made in writing to withhold or offset money; and (vii) the Company, the Company Subsidiaries nor any of the Company’s Principals as that term is defined in Federal Acquisition Regulation 52.209-5 are not currently, and within the past three years have not been, suspended or debarred from doing business with a Governmental Entity, or, to the Company’s Knowledge, been proposed for suspension or debarment, or subject to a finding of non-responsibility or ineligibility for contracting with a Governmental Entity on a Government Bid.
SECTION 3.12.     Taxes.

a.For purposes of this Agreement:
“Code” means the Internal Revenue Code of 1986.
“Company Group” means the Company and each Company Subsidiary, both in the aggregate and individually, as the context requires.
“Income Tax” or “Income Taxes” means (i) all income or franchise Taxes imposed on or measured by income, (ii) all other Taxes reported on a Tax Return that includes such Taxes, and (iii) any interest, penalties and additions associated with the amounts described in clauses (i) and (ii) hereof.
“Income Tax Return” means any Tax Return required to be supplied with respect to any Income Tax.
“Tax” or “Taxes” means all forms of taxation imposed by any national, federal, state, provincial, local, non-U.S. or other Taxing Authority, including income, franchise, real or personal property (tangible or intangible), capital, sales, goods and services or harmonized sales taxes, use, excise, employment, unemployment, payroll, social security, estimated, value added, escheat, abandoned or unclaimed property, gross receipt, capital stock, production, business and occupation, disability, public pension, severance, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.
“Tax Period” means any period with respect to which Taxes are assessed or a Tax Return is filed or required to be filed under any applicable Tax Law or according to the applicable procedures of a Taxing Authority.
“Tax Return” means any report, return, claim for refund, statement, declaration, schedule, form, election, certificate or other information filed or required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.
“Taxing Authority” means any Governmental Entity authorized to administer or collect Taxes.
“Treasury Regulations” means the regulations promulgated under the Code.
b.All Income Tax Returns and other material Tax Returns filed with respect to the Company Group for all open years have been timely filed, and all such Tax Returns are complete and correct in all material respects to the extent such Tax Returns pertain to the Company Group. All Income Taxes and other material Taxes due and payable by or on behalf of the Company Group, whether or not shown or required to be shown in any Tax Return, have been paid in full or are being contested in good faith by appropriate proceedings, and appropriate reserves have been reflected therefor on the Financial Statements. There are no outstanding agreements or waivers extending the statutory period of limitations for assessments (other than any extensions automatically granted) applicable to any Income Tax Return or other material Tax Return required to be filed by the Company Group.
c.Solely with respect to the Income Taxes or other material Taxes of the Company Group, (i) no audit, examination or other administrative or court Proceeding is currently in progress and (ii) within the last three (3) years, no claims have been asserted or threatened by a

Taxing Authority in writing. There are no Liens for Taxes (other than Permitted Liens) with respect to the assets of the Company Group.
d.None of the Company Group has received from any Taxing Authority in a jurisdiction where the Company Group has not filed any Tax Returns any written claim that the Company Group is or may be subject to taxation by that jurisdiction, which claim has not been fully resolved.
e.The Company Group has withheld and paid to the appropriate Taxing Authority (to the extent they have become due) all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former Employee, officer, director, creditor, independent contractor, shareholder or other Third Party or Person.
f.None of the Company Group has requested or received any private letter ruling or written guidance issued by any Taxing Authority for Taxes of any of the Company Group that is currently in effect, and no request for such a ruling is currently pending.
g.None of the Company Group is a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement, other than (i) any such agreement solely among the Company Group or (ii) any commercial agreement entered into in the Ordinary Course the primary subject matter of which is not Taxes.
h.None of the Company Group has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the two-year period ending on the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
i.None of the Company Group has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) with respect to any open years.
j.None of the Company Group is subject to a material amount of Taxes in any jurisdiction other than the country of its incorporation or formation by virtue of having a permanent establishment or other place of business.
k.The Company and each Company Subsidiary that is incorporated in the U.S. is properly treated as a corporation for U.S. federal income tax purposes.
l.The Company Group has collected (i) and, to the extent required, remitted all material sales, use, valued added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) all appropriate Tax exemption certificates and other documentation qualifying any sale, lease or provision of services as exempt for all material sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes.
m.None of the Company Group (i) has been a member of an affiliated, consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which was the Company or any Company Subsidiary) or (ii) has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations

Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) as a transferee or successor, or otherwise as a matter of law.
n.None of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
o.The value of consideration paid or received by the Company Group for the acquisition, sale, transfer or provision of material property (including intangibles) or the provision of material services (including financial transactions) from or to an Affiliate of the Company Group, as applicable, was determined in compliance, in all material respects, with applicable transfer pricing Laws.
p.Since the Company Balance Sheet Date, none of the Company Group has incurred any material liability for Taxes outside the Ordinary Course that is not reflected on the unaudited balance sheet included in the Financial Statements.
q.None of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax Period (or portion thereof) beginning after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (ii) intercompany transactions occurring prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Tax Law); (iii) any change of, or use of an incorrect, method of accounting prior to the Closing under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law); (iv) installment sale or open transaction disposition made prior to the Closing; or (v) prepaid amount received or deferred revenue accrued prior to the Closing outside the Ordinary Course.
r.None of the Company Group has deferred the payment of any material Taxes pursuant to any COVID-19 Measures, except with respect to Taxes the liability for which has been satisfied and released in full.
SECTION 3.13.     Litigation. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or a Company Subsidiary or any of their respective properties or assets that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any of their respective material properties or assets is party or subject to or in default under any unsatisfied Judgment, other than such Proceedings or Judgments that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
SECTION 3.14.     Employees; Benefit Plans.
a.For purposes of this Agreement:

“Employee” means an individual who has been designated by the Company or a Company Subsidiary as an employee of the Company or a Company Subsidiary.
“ERISA” means the Employee Retirement Income Security Act of 1974.
b.Section 3.14(b) of the Company Disclosure Schedule contains a complete and correct list of each retirement, pension, deferred compensation, medical, dental, disability, life, severance, change-in-control, retention, vacation, incentive bonus, fringe benefit, equity-based compensation, value creation plan, profit-sharing, performance award, and stock purchase plan or program sponsored, or other material fringe benefit, loan program, policy or arrangement maintained or contributed to by the Company or a Company Subsidiary and in which any Employee or former employee of the Company or a Company Subsidiary, or their dependents are eligible to participate, other than plans or programs required by applicable Law or that are maintained or administered by a Governmental Entity or are de minimis in nature or amount (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA) (each an “Employee Benefit Plan”). Section 3.14(b) of the Company Disclosure Schedule separately identifies those Employee Benefit Plans that are sponsored or maintained by the Company or a Company Subsidiary (each a “Company Benefit Plan”). Complete and correct copies of the following have been made available to Parent: (i) the current plan document, if any, for each Company Benefit Plan, including any amendments to the plan document; (ii) the most recent annual report (Form 5500 series), if any, filed with the Department of Labor with respect to each Company Benefit Plan; and (iii) the most recent summary plan description, including any summaries of material modifications provided with respect to any Company Benefit Plan. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct list of all Employees of the Company and the Company Subsidiaries as of April 26, 2023, and for each such Employee, such Employee’s (A) employee ID number, (B) job title, (C) country where located, (D) if in the United States, state where located, (E) hourly rate or salary, and (F) whether such Employee is eligible for bonus or other incentive compensation.
c.In the three-year period immediately preceding the date of this Agreement, each Company Benefit Plan has been established, maintained, operated, funded and administered in compliance in all material respects in accordance with its terms and applicable Law (including ERISA and the Code), and, except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, all contributions, premiums and other payments required under the terms of each Company Benefit Plan or applicable Laws have been timely made.
d.Except as set forth on Section 3.14(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (including any termination of employment on or following the Effective Time), (i) entitle any current or former directors, officers or employees of the Company or any Company Subsidiary to any compensation, severance pay, unemployment compensation or other payment or material benefit, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such current or former director, officer or employee of the Company or any Company Subsidiary or (iii) give rise to payments or benefits of any amount that would subject any current or former directors, officers, employees or independent contractors of the Company or any Company Subsidiary to Section 4999 of the Code or result in the non-deductibility of any such payments or benefits under Section 280G of the Code, determined without regard to any compensatory arrangements entered into by or at the direction of Parent or any of its Affiliates.
e.Neither the Company nor any Company Subsidiary has any material liability or obligation to provide post-employment medical or life insurance to any current or former Employees, except to the extent (i) required by Law, including under the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state or local Law and (ii) coverage through the end of the month of retirement or other termination of employment or service.
f.No Company Benefit Plan is subject to Title IV of ERISA.
g.With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (each such plan, a “Foreign Plan”), (i) except as would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole, all required employer and employee contributions have been timely made or properly accrued; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no Foreign Plan is a defined benefit plan; and (iv) no unfunded or underfunded liabilities exist with respect to any Foreign Plan, which are not properly accrued for in accordance with the applicable accounting standards of the relevant jurisdiction or covered by insurance.
h.Each of the Company and the Company Subsidiaries is, and for the past three years has been, in compliance in all material respects with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to salaries, minimum wages, overtime hours, overtime wages, incentive or other compensation, statutory bonus, equal opportunity, fair labor standards, labor relations, pay equity, employment equity, occupational health and safety and accessibility, collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation, compensation for accidents and occupation disease, COVID-19, medical bonus, maternity benefits, retrenchment compensation, gratuity payment, leave encashment, holiday pay, sick pay and the payment and withholding of social security and other payroll Taxes, in each case, to the extent applicable to each of the Company and the Company Subsidiaries. Except, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary has fully and timely paid all wages, salaries, wage premiums, prevailing wages, commissions, bonuses, fees, holidays and other compensation which have come due and payable to current and former Employees and independent contractors under applicable Law, contract, or policy. The Company and the Company Subsidiaries each has reasonably promptly, thoroughly and impartially investigated all allegations of discrimination and sexual harassment allegations of, or against, any employee, officer and director, which have been formally reported to the Company or Company Subsidiary, and with respect to each such meritorious allegation, the Company or Company Subsidiary as applicable has taken reasonably prompt corrective action that is reasonably calculated to prevent further discrimination and harassment. Neither the Company nor any Company Subsidiary is party to a settlement agreement with a current or former officer or employee who has directly serviced the Company

Business in the last three years that involves allegations of sexual harassment. To the Knowledge of the Company, in the last three years, no formal claims of sexual harassment have been made against any officer or member of the senior leadership team of the Company with respect to the conduct or alleged conduct of any such Employee during such Employee’s employment with the Company or any Company Subsidiary.
i.As of the date of this Agreement, except as set forth in Section 3.14(i) of the Company Disclosure Schedule, (i) no union or other collective bargaining unit or employee organizing entity is certified as representing any of the Employees or holds bargaining rights with respect to the Employees, (ii) no union or other collective bargaining unit or employee organizing entity is recognized by the Company or any Company Subsidiary as representing any of the Employees, (iii) to the Knowledge of the Company, there are no threatened or pending union organizing activities involving any Employees and (iv) no consent, notice or authorization is required from any union or other collective bargaining unit or employee organizing entity in connection with the Merger.
j.Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, as of the date of this Agreement (i) there is no, pending, or to the Knowledge of the Company, threatened, Proceeding with respect to labor or employment or social security matters which, if adversely decided, may reasonably be expected, individually or in the aggregate, to create a liability in excess of $100,000, (ii) there are no, pending, or to the Knowledge of the Company, threatened in writing, labor strikes, slowdowns, stoppages, collective grievances, material disruptions or material claims of unfair collective labor practices against the Company or any of the Company Subsidiaries.
k.Except as set forth on Section 3.14(k) of the Company Disclosure Schedule, except as required by applicable Law, there is no Contract for the employment of any Employee that cannot be terminated at will or upon reasonable notice and without penalty (excluding any statutory redundancy payment or notice period required by Law). In the three-year period immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has implemented any mass layoffs or plant closures (as defined by the WARN Act or any similar Law), and there are no such measures in effect that would continue with respect to the Company or any Company Subsidiary after the Closing.
l.Neither the Company nor any of its subsidiaries has any liabilities under the WARN Act or any similar Law that remain unsatisfied.
SECTION 3.15.     Compliance with Laws.
a.The Company and each of the Company Subsidiaries are, and during the three-year period immediately preceding the date of this Agreement have been, in compliance with all applicable Laws, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole. During the three-year period immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that remains through the date hereof unresolved and alleges the conduct of the Company Business is not or may not be in compliance in any material respect with, or of a material failure to comply with, any Law or Judgment applicable to the Company or any of the Company

Subsidiaries or by which any properties or assets owned or used by the Company or any of the Company Subsidiaries are bound or affected. The Company and each of the Company Subsidiaries possesses all material licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Entity necessary to lawfully operate, use and maintain its assets in the manner in which they are currently operated, used and maintained and conduct the Company Business as currently conducted (collectively, “Permits”) and all such Permits are valid and in good standing (to the extent such concept is applicable) and are in full force and effect, except for any failure to possess such Permits or any failure of such Permits to be valid and in good standing that, individually or in the aggregate, would not have or be reasonably expected to have a Company Material Adverse Effect.
b.The Company and each of the Company Subsidiaries has filed each Form TD-F 90-22.1, Report of Foreign Bank and Financial Accounts, and each FinCEN Report 114, Report of Foreign Bank and Financial Accounts, to the extent required by applicable Law to be filed by the Company and each such Company Subsidiary, and all such forms are true, correct and complete in all material respects.
SECTION 3.16.     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws; (b) as of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or a Company Subsidiary for alleged noncompliance with or liability under any Environmental Law; and (c) there has been no release of any substance, material or waste defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning by, any other substance, material or waste or for which liability or standards of conduct may be imposed under, any applicable Environmental Law at, on, under, or from any of the Leased Real Property so as to give rise to any material liability (contingent or otherwise) of the Company or any of the Company Subsidiaries under any Environmental Laws.
SECTION 3.17.     Healthcare Regulatory Compliance.
a.The Company Business is, and during the three-year period immediately preceding the date of this Agreement, has been, conducted in compliance in all material respects with all Healthcare Laws applicable to the Company Business; and the Company and the Company Subsidiaries have internal controls that are reasonably designed to ensure compliance in all material respects with all Healthcare Laws applicable to the Company Business. During the three-year period immediately preceding the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity of any actual or alleged material noncompliance by, or material liability of the Company or such Company Subsidiary under, any Healthcare Laws.
b.None of Company, the Company Subsidiaries or, to the Knowledge of the Company, the Company’s or the Company Subsidiaries’ officers, directors or Employees are or in the three-year period immediately preceding the date of this Agreement have been (i) excluded from participation under any Federal Health Care Program under (and as defined in) Section 1128 of the Social Security Act or otherwise suspended or debarred from contracting with the

U.S. federal government, or the subject of Proceedings initiated to impose such exclusion or debarment; or (ii) charged with or convicted (as defined in 42 C.F.R. §1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the Social Security Act.
c.Neither the Company nor any Company Subsidiary is, nor during the three-year period immediately preceding the date of this Agreement has been, subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with any Governmental Entity with respect to the conduct of the Company Business for which it has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Entity.
SECTION 3.18.     HIPAA; Privacy and Data Security.
a.Neither the Company nor any Company Subsidiary is a Covered Entity. The Company and the Company Subsidiaries, as applicable, are parties to Business Associate Agreements, as required by 45 C.F.R. Part 164, in each instance where the Company or the applicable Company Subsidiary acts as a Business Associate. The Company and each Company Subsidiary and, to the Knowledge of the Company, any Business Associate of the Company or any Company Subsidiary, is, or during the three-year period immediately preceding the date of this Agreement has been, in each case in all material respects: (i) in compliance with each such Business Associate Agreement; and (ii) in compliance with all requirements applicable to Business Associates under HIPAA that also are applicable to the Company and Company Subsidiaries. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, in each instance in which the Company or any Company Subsidiary has de-identified Protected Health Information of a customer or aggregated Protected Health Information of one customer with Protected Health Information of another customer with respect to the Company Business, the Company and such Company Subsidiary has complied with all Contracts to which the Company or any Company Subsidiary is a party and the HIPAA standards for de-identification set forth in 45 C.F.R. 164.514(b), in each case, as applicable.
b.(i) Neither the Company nor any Company Subsidiary is in receipt of, or has received, notice that it is, and, during the three-year period immediately preceding the date of this Agreement, has been, (A) the subject of an administrative proceeding by a Governmental Entity relating to compliance with HIPAA, nor is any such administrative proceeding pending or, to the Knowledge of the Company, threatened or (B) the subject of any pending or written claims for indemnification received by the Company or any Company Subsidiary from any Third Party for Proceedings arising from unauthorized use, disclosure, or access to customers’ Protected Health Information, in each case to the extent such pending or written claims relate to an alleged violation of HIPAA. (ii) Neither the Company nor any Company Subsidiary is or, during the three-year period immediately preceding the date of this Agreement, has been, experiencing or has experienced any Breach of Unsecured Protected Health Information, as “Breach” and “Unsecured Protected Health Information” are defined by HIPAA. (iii) Neither the Company nor any Company Subsidiary is in receipt of, or has received, notice that it is, and, during the three-year period immediately preceding the date of this Agreement, has been, (A) the subject of an administrative proceeding by a Governmental Entity relating to compliance with state privacy

Laws similar to HIPAA or patients’ privacy rights Laws, nor is any such administrative proceeding pending or, to the Knowledge of the Company, threatened or (B) the subject of any pending or written claims for indemnification received by the Company or any Company Subsidiary from any Third Party for Proceedings arising from unauthorized use, disclosure, or access to customers’ personal data deemed to be “data concerning health” as per Article 4 (15) of the GDPR. (iv) Neither the Company nor any Company Subsidiary is or, during the three-year period immediately preceding the date of this Agreement, has been, experiencing or has experienced any: (I) breach or other compromise of the privacy, integrity, confidentiality or security of Personal Information that required notification to an affected individual or a Governmental Entity under any applicable local Privacy and Security Law, including the GDPR; or (II) any other security breaches, loss of data, unauthorized access, unauthorized acquisition or unauthorized use of any Personal Information or other incidents that involved a material compromise of the privacy, integrity, confidentiality or security of Personal Information.
c.The Company and each Company Subsidiary is, and during the three-year period immediately preceding the date of this Agreement, has been, in each case in all material respects, (i) in compliance with (A) applicable local Privacy and Security Laws, including GDPR in applicable countries, and (B) the Company’s and the Company Subsidiaries’ published policies and procedures relating to data privacy, data security and data protection; (ii) performed security risk assessments with respect to the Company Business where required by applicable Privacy and Security Laws that apply to the Company Business (other than as required under HIPAA), and created and maintained documentation in accordance with such applicable Laws (the “Security Risk Assessment”); and (iii) addressed all threats and deficiencies identified in the Security Risk Assessment with respect to the Company Business in accordance with the applicable Laws.
d.The Company and the Company Subsidiaries use, and during the three-year period immediately preceding the date of this Agreement have used, commercially reasonable efforts to implement and maintain organizational, physical, administrative, and technical measures consistent with industry practices or required by Law designed to protect the confidentiality, integrity, and security of all Personal Information collected, held, processed, or otherwise controlled by the Company or the Company Subsidiaries and the information technology systems of the Company and the Company Subsidiaries against unauthorized access, acquisition, or use.
e.The Company and the Company Subsidiaries provide to their respective officers, directors and employees and agents all training required to be provided to them by HIPAA.
f.None of the software or applications developed, utilized, distributed or commercialized by the Company or any of the Company Subsidiaries are medical devices (as defined in 21 U.S. Code §321(h) of the Federal Food, Drug and Cosmetic Act) or are otherwise electronic products or other technology subject to the jurisdiction of the FDA or other regulatory authorities with jurisdiction over the development, commercialization or distribution of medical devices (as so defined).
SECTION 3.19.     Anti-Corruption; Trade Controls.
a.During the three years preceding the date of this Agreement, none of the Company, any Company Subsidiary, or their directors, officers or Employees has, and, to the

Knowledge of the Company, no other Representative of the Company or a Company Subsidiary while acting on behalf of the Company or a Company Subsidiary, has (i) offered, made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity, (ii) made or paid any contribution, directly or indirectly, to a domestic or foreign political party or candidate using corporate funds or related in any way to the Company Business, or (iii) engaged in other unlawful activities or omissions, in each case ((i)-(iii)), in material violation of applicable Anti-Corruption Laws. The Company and the Company Subsidiaries have disclosure controls and procedures and an internal accounting controls system that are designed to provide reasonable assurances that material violations of Anti-Corruption Laws will be detected.
b.During the three-year period immediately preceding the date of this Agreement, none of the Company, any Company Subsidiary, or their directors, officers or Employees or, to the Knowledge of the Company, any other Representative of the Company or any Company Subsidiary while acting on behalf of the Company or any Company Subsidiary has violated in any material respect applicable sanctions, export and import, customers, anti-boycott and other foreign trade control Laws (collectively, “Customs & International Trade Laws”). Neither the Company nor any of the Company Subsidiaries has received any written notice that it is subject to any civil or criminal Proceedings as of the date of this Agreement relating to any alleged or actual violation of the Customs & International Trade Laws or Anti-Corruption Laws by the Company or any Company Subsidiary.
SECTION 3.20.     Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each insurance policy currently held by the Company or any Company Subsidiary with a non-captive Third Party insurer, other than any Company Benefit Plans (the “Insurance Policies”) is in full force and effect, (ii) premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company is in compliance with all its obligations under the Insurance Policies, and (iii) neither the Company nor any Company Subsidiary has received any written notice of cancellation, nonrenewal, avoidance, rescission or material change in coverage with respect to any Insurance Policy nor has the termination of any such Insurance Policy been threatened in writing. There are no pending claims notified or asserted by the Company or any Company Subsidiary as to which any insurer under an Insurance Policy has denied coverage in whole or in part, or has reserved its rights to deny coverage in whole or in part.
SECTION 3.21.     Material Company Customers. Section 3.21 of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of the 20 largest customers of the Company and the Company Subsidiaries, on a consolidated basis, on the basis of revenues for services provided for the Company’s most recent fiscal year ended (“Material Company Customer”). Except as set forth in Section 3.21 of the Company Disclosure Schedule, as of the date of this Agreement, no Material Company Customer (i) has ceased or materially reduced its purchases of services from the Company and the Company Subsidiaries, or (ii) has otherwise terminated, materially reduced, not renewed, or provided or, to the Knowledge of the Company, threatened to provide, notice of its intent to terminate, materially reduce, or not renew, its relationship with the Company or any of the Company Subsidiaries.

SECTION 3.22.     Related Party Transactions. No Affiliates of the Company or the Company Subsidiaries (other than the Company and the Company Subsidiaries) or any officer or director of the Company or any Company Subsidiary, or any immediate family member of any such officer or director, is a party to any Contract, transaction, or arrangement with or binding upon the Company or the Company Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed (other than Employee Benefit Plans and Contracts otherwise related to the compensation of Employees).
SECTION 3.23.     Brokers and Finders. Except for Raymond James, there is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates that is or will become entitled to any fee or commission in connection with the Merger or the transactions contemplated by this Agreement payable by Parent or any of its Affiliates.
SECTION 3.24.     Books and Records. The minute books and stock record books of the Company and the Company Subsidiaries are true, complete and correct in all material respects and have been maintained in all material respects in accordance with applicable Law.
SECTION 3.25.     Proxy Statement. None of the information contained or incorporated by reference in the Company Proxy Statement will at the time of the mailing of the Company Proxy Statement to the Company Shareholders, at the time of the Company Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
SECTION 3.26.     Fairness Opinion. The Company Board has received the opinion of Raymond James to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company Shareholders pursuant to this Agreement is fair, from a financial point of view, to such Company Shareholders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.
SECTION 3.27.     Anti-Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 4.10, (i) the Company Board has taken all necessary actions so that the restrictions on significant business transactions set forth in Chapter 23B.19 of the WBCA are not applicable to this the Merger, or any of the other transactions contemplated by this Agreement, and (ii) no other “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign Laws (“Anti-Takeover Laws”) applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

SECTION 3.28.     No Other Representations and Warranties. Except for the representations and warranties contained in Article IV, the Company hereby acknowledges that none of Parent, Merger Sub or any of their respective Affiliates, nor any other Person (a) makes or has made any other express or implied representation or warranty on behalf of Parent, Merger Sub, or any of their respective Affiliates or (b) will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives of, any such information, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in expectation of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the disclosure schedule of Parent (the “Parent Disclosure Schedule”). Disclosures in any section or subsection of the Parent Disclosure Schedule shall only address the corresponding Section or subsection of this Agreement and such other Sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Sections or subsections.
SECTION 4.01.     Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.
SECTION 4.02.     Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has the requisite organizational power and authority to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated to be consummated by it pursuant to, this Agreement. Each of Parent and Merger Sub has taken all organizational action required by its Organizational Documents to authorize the execution and delivery of this Agreement, and the performance of each of their obligations under, and the consummation of the transactions contemplated to be consummated by it pursuant to, this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and (assuming the due authorization, execution and delivery of this Agreement by the Company) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.
SECTION 4.03.     Non-Contravention and Approvals.
a.The execution, delivery and performance by each of Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated to be consummated by it, as applicable, pursuant to this Agreement will not, (i) violate the Organizational Documents of Parent or Merger Sub, as applicable, (ii) result in any acceleration, violation or breach of, or constitute a default under, require notice pursuant to, or give rise to any right of amendment, acceleration, termination or cancellation of or payment under, any Contract to which Parent or Merger Sub, as applicable, is a party or by which any of its properties or assets is bound, (iii) violate any Judgment or Law to which Parent or Merger

Sub or its properties or assets are subject, or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except, in the case of clauses (ii), (iii), and (iv), any such items that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially impede or delay the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, or (y) have a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement (each of clauses (x) and (y), a “Parent Material Adverse Effect”).
b.No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub for the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) those Consents set forth in Section 4.03(b) of the Parent Disclosure Schedule and (ii) any Consent the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.04.     Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Company Proxy Statement will at the time of the mailing of the Company Proxy Statement to the Company Shareholders, at the time of the Company Shareholders Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives for inclusion or incorporation by reference in the Company Proxy Statement.
SECTION 4.05.     Litigation. There are not any (a) Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub or any of their respective Affiliates, or (b) outstanding Judgments against Parent or Merger Sub or any of their respective Affiliates that, in any such case ((a) or (b)), would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
SECTION 4.06.     Availability of Funds; Solvency.
a.Parent has access to, and at the Closing, Merger Sub will have, immediately available cash that is sufficient to enable consummation of the transactions contemplated by this Agreement on the terms and conditions of this Agreement and to make all other payments required to be made by Parent or Merger Sub in connection with the transactions contemplated hereby.
b.Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, including the payment of all amounts required to be paid by Parent, Merger Sub, and their respective Affiliates in connection with the consummation of such transactions, including the payment of all related fees and expenses, and assuming the accuracy of the representations and warranties made by the Company in Article III, none of Parent, Merger Sub, Parent’s Subsidiaries, the Company or the Company Subsidiaries will (i) be insolvent (because (A) such Person’s financial condition is such that the sum of its debts is greater than the present fair saleable value (determined on a going concern basis) of its assets,

(B) the present fair saleable value (determined on a going concern basis) of such Person’s assets will be less than the amount required to pay such Person’s probable liability on its debts as they become absolute and matured, or (C) such Person is unable to pay all of its debts in the Ordinary Course as and when they become due and payable), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred or plan to incur debts beyond its ability to pay as such debts become absolute and matured.
SECTION 4.07.     Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.
SECTION 4.08.     Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub, or any of their respective Affiliates that is entitled to any fee or commission in connection with the Merger.
SECTION 4.09.     Certain Arrangements .
a.There are no Contracts or commitments to enter into Contracts pursuant to which any Company Shareholder (i) would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (ii) other than the Voting Agreement, agrees to vote to approve this Agreement or the Merger, or (iii) agrees to vote against any Superior Proposal.
b.As of the date of this Agreement, there are no Contracts or commitments to enter into Contracts between Parent, Merger Sub, or any of their Affiliates, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding shares of Company Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the transactions contemplated by this Agreement, or to the operations of the Surviving Corporation after the Effective Time.
SECTION 4.10.     Share Ownership. Neither Parent nor Merger Sub has been, at any time during the five (5) years preceding the date of this Agreement, an “acquiring person” or equivalent under Chapter 23B.19 of the WBCA. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially, other than pursuant to the Voting Agreement, or of record) any shares of capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any shares of capital stock of the Company except pursuant to this Agreement.
SECTION 4.11.     No Other Representations and Warranties. Except for the representations and warranties contained in Article III, Parent and Merger Sub hereby acknowledge that none of the Company or any of its Affiliates, nor any other Person (a) makes or has made any other express or implied representation or warranty on behalf of the Company or any of its Affiliates or (b) will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or any of their respective Representatives, or the use by Parent, Merger Sub or any of their respective Representatives of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
SECTION 5.01.     Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, except as permitted or contemplated by this Agreement, as set forth on Section 5.01 of the Company Disclosure Schedule, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the Ordinary Course in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of the Company Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and the Company Subsidiaries’ business organization, to preserve its and the Company Subsidiaries’ present relationships with material customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it that are material to the Company; provided, any action or omission with respect to matters specifically addressed by any other provision of this Section 5.01 shall be deemed not to be a violation of the foregoing. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly permitted or contemplated by this Agreement, or as required by applicable Law, the Company shall not, nor shall it permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
a.amend the Organizational Documents of the Company or any of the Company Subsidiaries;
b.(i) adjust, split, combine, or reclassify any securities of the Company or any of the Company Subsidiaries, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any securities of the Company or any of the Company Subsidiaries other than any repurchase or withholding of shares in connection with the settlement or exercise of Company Equity Awards with respect to the payment of Taxes related thereto, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock;
c.take any action related to a material restructuring, recapitalization, or other reorganization of the Company or any of the Company Subsidiaries;
d.issue, sell, pledge, dispose of, or encumber any securities of the Company or any of the Company Subsidiaries, other than the issuance of shares of Company Stock upon the settlement or exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms in effect as of the date of this Agreement;
e.other than as required by Law, or as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement, (i) increase the annual level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary, (ii) increase the coverage or benefits available under any Company Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof, (iii) (A) hire any individual to be employed by the Company or any Company Subsidiary or (B) terminate the employment of any employee of the Company or any Company Subsidiary with a title of Director or above or with an annual targeted base salary of $150,000 or more other than for “cause” or in connection with any actions reasonably necessary for the Company or any Company Subsidiary to remain in compliance with any of their respective obligations under the Company Credit Agreement, (iv) loan or advance any money or other property to any present or former director, officer or employee of the Company or any Company Subsidiary or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons other than pursuant to employment arrangements existing on the date hereof in the Ordinary Course, (v) establish, adopt, amend in any material respect or terminate any Company Benefit Plan (or any other benefit or compensation plan, policy, program, Contract, agreement or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), (vi) take any action to accelerate the vesting or funding or payment of any compensation (including severance, restricted shares, restricted stock units or stock options) or benefit to any current or former director, executive officer, employee or independent contractor of the Company or any Company Subsidiary or (vii) pay to any current or former director, executive officer, employee or independent contractor of the Company or any Company Subsidiary any compensation or benefit other than in accordance with any Company Benefit Plan as in effect on the date of this Agreement;
f.enter into any collective bargaining agreement or any other Contract with any labor organization, works council, trade union, labor association, or other employee representative, except as required by applicable Law;
g.implement or announce any employee layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would reasonably be expected to trigger notice requirements under the WARN Act;
h.agree to any covenant limiting in any material respect the ability of the Company or any Company Subsidiary to compete or engage in any line of business or to compete with any Person in any geographic area;
i.acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case, except for (A) purchases of inventory and other assets in the Ordinary Course (including any purchases pursuant to existing Contracts), or (B) investments in any wholly-owned subsidiaries of the Company;
j.transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Company Subsidiary; provided, that the foregoing shall not prohibit the Company and the Company Subsidiaries from transferring, selling, leasing, or disposing of (x) obsolete equipment or assets (including Company IT Systems or Company Software) being replaced, or granting non-exclusive licenses or other rights under the Company Intellectual Property, in each case in the Ordinary Course, (y) any assets, properties or rights pursuant to contracts or commitments existing as of the date hereof and (z) any assets, properties or rights in an amount not in excess of $50,000;
k.(i) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person other than an Approved Line of Credit Draw; provided, however, that in the event that the aggregate amount of indebtedness under the Company Credit Agreement equals or exceeds, or would equal or exceed as a result of an incurrence of indebtedness under the Company Credit Agreement, $5,000,000, (X) the carveout for an Approved Line of Credit Draw does not apply and (Y) Parent may grant or withhold its consent with respect to any matter in this subclause (i) in its sole discretion (ii) issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, (iii) guarantee any debt securities of another Person, (iv) enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than a Company Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing;
l.incur or commit to any capital expenditures that in the aggregate exceeds, in any fiscal quarter, $100,000;
m.(i) accelerate or delay in any respect collection of any account receivable in advance of or beyond its due date or payment of any account payable in advance of or beyond its due date, except, in the case of any delay in payment of any account payable beyond its due date that does not, and would not reasonably be expected to, result in payment of material penalties or fees by the Company or any Company Subsidiary or result in a dispute that could materially impact the commercial relationship with the applicable vendor or (ii) with respect to any individual account payable in the event that the aggregate amount to be paid with respect to such account payable by the Company or any Company Subsidiary exceeds, or would exceed as a result of an expected payment, $100,000, pay such individual account payable; provided, however, that in no event shall the Company be deemed to be in breach or violation of clause (i) of this Section 5.01(m) due to any failure or delay by Parent in granting consent with respect to this clause (ii), which consent Parent may grant or withhold in its sole discretion;
n.(i) amend, modify or grant a waiver or release under, in each case, if such amendment, modification, waiver or release, would be reasonably expected to be materially adverse to the Company or any Company Subsidiary, or consent to the termination of (other than at its applicable expiry date), any Company Material Contract or any lease with respect to material Leased Real Property, or (ii) enter into any Contract or lease that, if in effect as of the date hereof, would constitute a Company Material Contract or lease with respect to Leased Real Property hereunder other than in the Ordinary Course; provided that Ordinary Course for this clause (n) shall not include the entry into any new Contract or amendment of any existing Contract with any vendor, supplier or other Third Party that would create an obligation for the Company or a Company Subsidiary to make annual payments in excess of $150,000;

o.institute, settle, or compromise any Proceeding involving the payment of monetary damages by the Company or any Company Subsidiary of any amount exceeding $50,000 in the aggregate, other than (i) any Proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Financial Statements or covered in full by existing insurance policies; provided, that neither the Company nor any Company Subsidiary shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive relief or that restricts in any material respect the Company’s business (other than, for the avoidance of doubt, customary confidentiality obligations);
p.make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
q.(i) make, change or revoke any material Tax election, (ii) amend any material Tax Return, except in the Ordinary Course, (iii) adopt or change any material method of Tax accounting or change any material Tax accounting period, (iv) settle, compromise or abandon any material Proceeding with respect to the Taxes of the Company Group, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) with respect to a material amount of Taxes, (vi) surrender any right to claim a material refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (viii) fail to pay any material amount of Tax as it becomes due other than any Tax the Company Group is contesting in good faith for which appropriate reserves have been established in accordance with GAAP, or (ix) make any entity classification election for U.S. federal income Tax purposes with respect to the Company Group;
r.except in connection with actions permitted by Section 5.03, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Acquisition Proposal or otherwise, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;
s.(i) sell, assign, transfer, convey, license, waive rights, abandon or otherwise dispose of any material Company Intellectual Property, except for non-exclusive licenses of Company Intellectual Property granted to customers of the Company that are entered into in the Ordinary Course, (ii) fail to diligently prosecute or maintain any material Company Intellectual Property (other than any Intellectual Property abandoned, allowed to lapse or otherwise terminated or cancelled by Company in its reasonable business judgment), or (iii) disclose any material trade secrets of the Company or any Company Subsidiary other than pursuant to agreements entered into in the Ordinary Course that contain confidentiality undertakings with respect to such confidential information and trade secrets;
t.terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

u.engage in any transaction with, or enter into any agreement, arrangement, or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;
v.adopt or implement any shareholder rights plan or similar arrangement; or
w.agree, authorize or commit, in writing or otherwise, to do any of the foregoing.
SECTION 5.02.     Confidentiality. The Parties hereby agree that all information provided to the other Parties or the other Parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, shall be treated in accordance with the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
SECTION 5.03.     No Solicitation; Change in Recommendation .
a.The Company shall not, and shall cause each of the Company Subsidiaries and its and their respective officers, directors and Representatives not to, directly or indirectly, (i) solicit, initiate or agree to solicit or initiate, knowingly induce or knowingly take any action with the intent of encouraging or facilitating the submission or announcement of any Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Affiliates or afford access to the business, properties, assets, books or records of the Company or any of its Affiliates to, or otherwise knowingly cooperate in any way with, knowingly assist or knowingly take any action with the intent of facilitating any Person that has made or would reasonably be expected to make an Acquisition Proposal (other than Parent, Merger Sub and their respective Affiliates and Representatives) to, or knowingly cooperate in any way with any Person that has made or would reasonably be expected to make an Acquisition Proposal (other than Parent, Merger Sub and their respective Affiliates and Representatives) with respect to, any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal or (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than an Acceptable Confidentiality Agreement (an “Acquisition Agreement”), constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the Merger or the transactions contemplated by this Agreement. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all then existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take reasonable steps to enforce, and not grant any waiver, amendment or release under, any confidentiality provisions, “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary, or any restrictive provision in the Organizational Documents of the Company or comparable organizational documents of any of the Company Subsidiaries. Notwithstanding the foregoing, from the date of this Agreement until the earlier of obtaining the Company Shareholder Approval and the valid termination of this Agreement in accordance with Article VII, the Company will not be required to enforce, and may grant a waiver, amendment or release under any confidentiality or standstill agreement (or provision of similar effect) solely to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board so long as the Company promptly notifies Parent thereof after granting any such waiver, amendment or release and otherwise complies with this Section 5.03; provided, however, that for the avoidance of doubt, any such waiver, amendment or release of any standstill agreement (or provision of similar effect) shall not be granted with respect to any other actions that are restricted under the standstill terms of such agreement (or provision of similar effect); provided, further, that such waiver, amendment or release may only be granted if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.
b.Except as expressly permitted by Section 5.03(c) and subject to the Company’s compliance with Section 5.03(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify, amend or modify (or publicly propose to withhold, withdraw, qualify, amend or modify), in any manner adverse to Parent or Merger Sub, the Company Board Recommendation or fail to include the Company Board Recommendation in the Company Proxy Statement, (ii) adopt, approve, endorse, recommend or declare advisable, or propose or resolve to adopt, approve, endorse, recommend or declare advisable (publicly or otherwise), any Acquisition Proposal, (iii) following the announcement by a Third Party of a bona fide Acquisition Proposal by such Third Party, fail to reaffirm publicly the Company Board Recommendation by the later to occur of ten (10) Business Days prior to the date of the Company Shareholders Meeting (as such date may have been adjourned or postponed) and ten (10) Business Days following a request therefor by Parent (or such shorter period as may exist between the date of Acquisition Proposal and the date of the Company Shareholders Meeting), (iv) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer relating to securities of the Company, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board or any committee thereof or any other legally required disclosure to Company Shareholders, (v) within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the Company Board Recommendation or (vi) agree to take any of the foregoing actions (any action in this Section 5.03(b) being referred to as a “Recommendation Change”).
c.Notwithstanding the foregoing but subject in each case to the Company’s compliance with Section 5.03(d), at any time prior to the Company Shareholder Approval:

i. the Company and its Representatives may engage in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that did not, directly or indirectly, result from or principally arise out of a material breach of Section 5.03(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof
ii. the Company, its Representatives or the Company Board may, in response to a bona fide, written Acquisition Proposal that did not result from a breach of this Section 5.03 and that the Company Board determines in good faith after consultation with outside legal counsel and its financial advisor constitutes or would reasonably be expected to constitute or lead to a Superior Proposal, (x) furnish information with respect to the Company and its Affiliates to the Person making such Acquisition Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent promptly (and in any event within twenty-four (24) hours) following the time it is provided to such Person) pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement and (y) engage or participate in discussions or negotiations only with the Person making such Acquisition Proposal (or its Representatives) regarding the terms of such Acquisition Proposal and the negotiation of such terms following the execution of an Acceptable Confidentiality Agreement with such Person;
iii. the Company Board may make a Recommendation Change described in clause (i) of Section 5.03(b) in connection with an Intervening Event, if prior to taking such action: (w) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; (x) the Company shall have given four (4) Business Days’ prior written notice (the “Intervening Event Notice Period”) to Parent that the Company has determined an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Recommendation Change; (y) the Company and its Representatives during the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent proposes in good faith to negotiate) to make such adjustments in the terms and conditions of this Agreement, if proposed by Parent in good faith and in its sole discretion, such that the failure of the Company Board not to make a Recommendation Change with respect to such Intervening Event would no longer be reasonably expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and (z) the Company Board, after taking into account any adjustments made by Parent during the Intervening Event Notice Period in the terms and conditions of this Agreement, determines in good faith, after consulting with its outside legal counsel and financial advisors and, that the failure to make a Recommendation Change with respect to such Intervening Event would be reasonably expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; and
iv. the Company Board may make a Recommendation Change or terminate this Agreement pursuant to Section 7.01(d)(ii) to enter into a definitive Acquisition Agreement (a “Superior Proposal Termination”), in each case, with respect to a bona fide, written Acquisition Proposal that did not result from a breach of this Section 5.03 and that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, would constitute a Superior Proposal; provided that immediately prior to or substantially concurrently with such a termination, the Company pays the Termination Fee payable pursuant to Section 7.03(a) and enters into such definitive Acquisition Agreement substantially concurrently therewith or promptly thereafter.
d.The Company (and the Company Board, the Company’s Affiliates and the Company’s Representatives) shall be entitled to take action pursuant to Section 5.03(c) only if (i) in all circumstances referred to in Section 5.03(c), the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take the relevant action would be reasonably expected to be inconsistent with its fiduciary duties under the applicable Law and (ii) in all circumstances referred to in Section 5.03(c)(iv), in addition to complying with clause (i) of this Section 5.03(d), prior to making any Recommendation Change or effecting any Superior Proposal Termination, (A) the Company shall notify Parent in writing at least three (3) Business Days prior to making such Recommendation Change (other than in respect of an Intervening Event) or effecting such Superior Proposal Termination of its intention to effect such Recommendation Change or Superior Proposal Termination (which notice shall include the material terms and conditions of such Superior Proposal, the identity of the Third Party making such Superior Proposal, and a copy of the most recent draft of any written agreement, proposal or other document relating thereto; provided that in the event of any material amendment to the terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and comply again with the provisions of this Section 5.03(d) (except that the deadline for such new written notice shall be revised to be two (2) Business Days)), (B) during the applicable notice period contemplated by clause (A), the Company shall negotiate with Parent in good faith (to the extent Parent proposes in good faith to negotiate) to make such adjustments to the terms and conditions of this Agreement such as would cause the Acquisition Proposal to cease to be a Superior Proposal, and (C) at the end of such notice period, the Company Board, taking into consideration in good faith any changes to this Agreement offered by Parent, determines in good faith, after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal continues to constitute a Superior Proposal.
e.In addition to the obligations of the Company set forth in Section 5.03(a) and Section 5.03(b), the Company shall promptly, and in any event within twenty-four (24) hours of receipt thereof, (i) advise Parent of any Acquisition Proposal or any proposal or offer or request for nonpublic information from or any discussions or negotiations that are sought to be initiated or continued with the Company, the Company Board, or the Company’s Representatives that would reasonably be expected to lead to an Acquisition Proposal, (ii) provide Parent a copy of (or, if oral, a summary of the material terms and conditions of) any such Acquisition Proposal and related documentation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal or requesting information or discussions. The Company shall (A) keep Parent reasonably informed on a reasonably prompt basis (and in any event within twenty-four (24) hours) of the status and details (including any change to the terms thereof) of any matters contemplated by this Section 5.03(e), and (B) provide to Parent on a reasonably prompt basis (and in any event within twenty-four (24) hours) after receipt or delivery thereof copies of all material correspondence and other written material exchanged between the Company or any of its Affiliates and any Person that describes any of the terms or conditions of any Acquisition Proposal (or, if communications are oral, provide to Parent a summary of the material terms and conditions of any Acquisition Proposal).

f.Nothing contained in this Section 5.03 shall be deemed to prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under the ASX Listing Rules with regard to an Acquisition Proposal. For the avoidance of doubt, complying with such obligations or making such disclosure shall not in any way limit or modify the effect that any such action has under this Agreement, including whether there has been a Recommendation Change.
SECTION 5.04.     Preparation of Company Proxy Statement; Company Shareholders Meeting.
a.As promptly as reasonably practicable after the date of this Agreement (and in any event no later than ten (10) Business Days after the date of this Agreement, subject to receipt from Parent and Merger Sub of any requisite information related thereto a reasonable amount of time in advance thereof), the Company shall prepare and file with the ASX and SEC in preliminary form a proxy statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Company Proxy Statement”) prepared in connection with the Company Shareholders Meeting. Prior to filing or mailing the Company Proxy Statement (including any amendment or supplement thereto) the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Company Proxy Statement (or such amendment or supplement thereto) and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein, but, for the avoidance of doubt, the Company shall not be obligated to incorporate any such comments if they do not relate or refer to Parent. Each of Parent and Merger Sub shall cooperate reasonably with the Company in connection with the preparation and filing of the Company Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to it as may be required to be set forth in the Company Proxy Statement under applicable Law. The Company shall use its reasonable best efforts to (i) resolve, and the Company agrees to consult and cooperate with Parent in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and (ii) cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company Shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. The Company shall as soon as reasonably practicable: (A) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (B) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.
b.At the time it is first mailed to the Company’s shareholders, and at the time of the Company Shareholders Meeting, the Company shall have caused the Company Proxy Statement not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Company shall cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the ASX Listing Rules and ASX Settlement Operating Rules (and the rules and regulations thereunder) and the Exchange Act

(and the rules and regulations thereunder). Notwithstanding the foregoing, any obligations of the Company with respect to this Section 5.04(b) do not extend to statements made or incorporated by reference in the Company Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.
c.Unless this Agreement is terminated pursuant to Article VII, (i) the Company shall take all action in accordance with applicable Law, the Organizational Documents of the Company and Company Subsidiaries, the ASX Listing Rules and ASX Settlement Operating Rules, and the Exchange Act, to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting on a date selected by the Company, in consultation with Parent, as promptly as reasonably practicable (and in any event no later than forty-five (45) calendar days after the mailing of the Company Proxy Statement), for the purpose of obtaining the Company Shareholder Approval and (ii) other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement, the adoption of this Agreement and the adjournment of the Company Shareholders Meeting to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement in accordance with Section 5.04(c) shall be the only matters which the Company shall propose to be acted on by the Company Shareholders at the Company Shareholders Meeting unless otherwise approved in writing by Parent. Notwithstanding the foregoing, in the event that a Recommendation Change has been made in accordance with Section 5.03(c) and this Agreement has not been terminated, nothing in this this Section 5.04(c) shall require the Company to take any actions to solicit any proxies or votes to obtain the Company Shareholder Approval, other than mailing the Proxy Statement to the Company’s shareholders and the collection of such votes.
d.Unless this Agreement is terminated pursuant to Article VII, the Company shall not postpone, recess or adjourn the Company Shareholders Meeting without the prior written consent of Parent; provided that the Company may postpone, recess or adjourn such meeting without Parent’s consent solely (i) to the extent required by applicable Law, (ii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Company Proxy Statement), (A) the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Shareholder Approval to allow reasonable additional time to solicit additional proxies or (B) there are insufficient shares of Company Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or (iii) to allow reasonable additional time for the dissemination of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law or is advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders prior to the Company Shareholders Meeting to the extent so determined to be necessary or advisable; provided, further that, other than pursuant to clauses (i) or (ii) above, the Company Shareholders Meeting shall not be postponed, recessed or adjourned pursuant to the immediately preceding proviso to a date that is more than thirty (30) calendar days after the date on which the Company Shareholders Meeting was originally scheduled (as set forth in the Company Proxy Statement), and, in any event, to a date not fewer than three (3) Business Days prior to the End Date, without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall, in consultation with Parent, to the extent permitted by Law, adjourn the Company Shareholders Meeting to a date mutually agreed with Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Shareholder Approval; provided that the Company shall not be required to adjourn the Company Shareholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days.
e.The Company shall, through the Company Board, but subject to the right of the Company Board to make a Recommendation Change pursuant to Section 5.03(c) or to terminate this Agreement pursuant to Article VII, (i) include the Company Board Recommendation in the Company Proxy Statement and (ii) use reasonable best efforts to solicit from the Company Shareholders proxies in favor of the adoption of this Agreement and obtain the Company Shareholder Approval.
SECTION 5.05.     Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Material Company Customer with respect to any material changes to, renewals or terminations of any Material Contract; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.
SECTION 5.06.     Access to Information. Subject to applicable Law, Section 5.02, Section 5.08, and applicable contractual restrictions, upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to) afford Parent’s officers and Parent’s other Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, personnel, books, Contracts and records; provided that any such access shall be coordinated through one of the persons listed on Section 5.06 of the Company Disclosure Schedule. The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company jeopardize any trade secret protection or any attorney-client, work product or other legal privilege or protection or violate any of its confidentiality obligations (it being agreed that, in the case of clause (a), that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection), (b) to provide access to or otherwise make available or furnish any information relating to the process conducted by the Company that led to the execution of this Agreement (except as may be required by Section 5.03) or (c) permit any access that, in the reasonable judgment of the Company, would be materially disruptive to the business or operations of the Company or any of the Company Subsidiaries. Notwithstanding anything to the contrary herein, Parent and Merger Sub shall not, shall cause their Affiliates not to, and shall use their reasonable best efforts to cause their Representatives not to, initiate contact with any Employee not involved in the negotiation of the transactions contemplated by this Agreement or any customer, partner, vendor or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Any access to the properties of the Company and the Company Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing or site assessments.
SECTION 5.07.     Directors’ and Officers’ Indemnification and Insurance.
a.Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company Subsidiaries (each an “Indemnified Party”) as provided in the Organizational Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof, and all obligations with respect thereto, shall be assumed by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and Parent shall cause all such obligations to be honored by the Surviving Corporation from and after the Effective Time. For a period of six (6) years from the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each Indemnified Party from and against all claims, losses, liabilities, damages, judgments, inquiries, fines and any fees, costs and expenses (including reasonable attorneys’ fees) incurred or arising in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Party’s service as an officer or director at or prior to the Effective Time, or services performed by such Indemnified Party, at the request of the Company or any Company Subsidiary, as a fiduciary under any Company Benefit Plan, in each case to the extent they arise out of (i) matters existing or occurring or alleged to have existed or occurred at or prior to the Effective Time, (ii) matters related to this Agreement or the Transactions or (iii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party. In the event of any such claim, action, suit or proceeding, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding, provided that the Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification under this Section 5.07 or applicable Law and (B) Parent and the Surviving Corporation shall reasonably cooperate in the defense of any such matter. For a period of six (6) years from the Effective Time, Parent shall cause the Organizational Documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Organizational Documents of the Company as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.
b.Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) obtain as of the Effective Time “tail” insurance policies (the “D&O Tail Policies”) covering each Indemnified Party with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) and (ii) maintain the D&O Tail Policies in full force and effect, for their full terms, and cause all obligations thereunder to be honored by the Surviving Corporation and no other party shall have any further obligation to purchase or pay for insurance hereunder.
c.Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.07 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be Third Party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07). If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.07.
SECTION 5.08.     Reasonable Best Efforts.
a.Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the Parties shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from Third Parties (provided, however, that no Party shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consents or waivers pursuant to this clause (ii)); and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each Party shall promptly inform the other Parties, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other Parties’ counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.
b.Actions or Proceedings. In the event that any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private Third Party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Parties shall cooperate and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Judgment, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.
SECTION 5.09.     Public Announcements. The initial press release from each of Parent and the Company with respect to the execution of this Agreement shall each be reasonably agreed upon by Parent and the Company. Following such initial press releases, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law and the ASX Listing Rules, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided that the restrictions set forth in this Section 5.09 shall not apply to any release or public statement (a) made or proposed to be made by the Company or Parent in connection with an Acquisition Proposal, a Superior Proposal or a Recommendation Change or any action taken pursuant thereto, so long as such releases or public statements otherwise comply with Section 5.03 or (b) in connection with any dispute between the Parties regarding this Agreement or the Merger or the transactions contemplated by this Agreement. Notwithstanding the foregoing, without the prior consent of the other Parties, following the initial press release with respect to the execution of this Agreement, each Party (i) may communicate information that is not confidential information of any other Party to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law, (ii) may disseminate the information included in a press release or other document previously approved for external distribution by the other Parties and (iii) may make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the Merger and the transactions contemplated hereby.
SECTION 5.10.     Anti-Takeover Laws. If any Anti-Takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Anti-Takeover Law inapplicable to the foregoing.
SECTION 5.11.     Employee Matters.
a.For a period of not less than one year following the Closing Date (or, if sooner, until the date of termination of employment of the relevant Continuing Employee), Parent and Parent’s Affiliates shall provide to each Employee who is in the employment of the Surviving Corporation or a Company Subsidiary as of the Closing (a “Continuing Employee”) (i) a base salary, base wage rate, and target cash bonuses or other variable compensation opportunity (other than equity or equity-based awards, including any value creation plans, and other than changes to the structure, requirements and conditions of commission plans), as applicable, that are substantially comparable in the aggregate to what was provided to the Continuing Employee by the Company or the applicable Company Subsidiary, as applicable, immediately prior to the Closing, (ii) severance benefits that are substantially comparable to what the Continuing Employee would have received had his or her employment terminated immediately prior to Closing, and (iii) employee benefits (other than defined benefit pension, post-termination or retiree health or welfare benefits, deferred compensation, severance (which shall be provided in accordance with clause (ii) of this sentence), or equity or equity-based awards) that are substantially comparable in the aggregate to either the employee benefits provided to, as determined by Parent, (A) such Continuing Employee immediately prior to the Closing or (B) from time to time to Parent’s similarly situated employees (excluding defined benefit pension, severance (which shall be provided in accordance with clause (ii) of this sentence), post-termination or retiree health or welfare benefits, deferred compensation and equity or equity-based awards, including any value creation plans, or payments or benefits triggered or enhanced by a change in control).
b.With respect to any employee welfare plan maintained by Parent or an Affiliate of Parent in which Continuing Employees are eligible to participate after the Closing, Parent shall, and shall cause its applicable Affiliate to, (i) waive all limitations as to preexisting conditions, waiting periods, actively-at-work requirements, evidence-of-insurability requirements and other exclusions with respect to participation and coverage applicable to each such Continuing Employee (including any requirements for medical underwriting for life insurance benefits) to the extent and for the same purpose such conditions and exclusions were satisfied or did not apply to such Continuing Employee under the applicable Company Benefit Plan prior to the Closing, and (ii) provide each Continuing Employee with credit for any co‑payments and deductibles paid with respect to claims incurred prior to the Closing in satisfying any analogous deductible or out‑of‑pocket requirements under the applicable plan maintained by Parent or an Affiliate of Parent in which such Continuing Employees participate.

c.Where applicable, and automatically applicable if required by Law, Parent and Parent’s Affiliates shall give, and shall cause each employee benefit plan maintained by Parent or an Affiliate of Parent in which Continuing Employees are eligible to participate after the Closing to give, each Continuing Employee full credit for such Continuing Employee’s length of service with the Company or any Company Subsidiary (and any predecessor employers if the Company, any Company Subsidiary or any Company Benefit Plan provides past service credit) for all purposes of eligibility, vesting and benefit accrual (including calculating entitlement to vacation days, sick days and time off programs, short-term disability, 401(k), and severance payments) to the same extent and for the same purpose as such service was recognized by the Company or such Company Subsidiary or taken into account under the comparable Company Benefit Plan that most closely resembles that to be offered by Parent or an Affiliate of Parent; provided, that, in any case, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or compensation with respect to the same period of service and is permitted by the applicable plan.
d.Effective no later than the day immediately preceding the Closing Date, in the case of any Company Benefit Plan that is a 401(k) plan, and effective no later than the Closing Date (or as soon as administratively practicable thereafter), in the case of any other Company Benefit Plan, the Company shall terminate any Company Benefit Plans maintained by the Company or any Company Subsidiary that Parent has requested to be terminated by providing a written notice to the Company at least thirty (30) days prior to the Closing Date; provided, that such Company Benefit Plans can be terminated in accordance with their terms and applicable Law. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Benefit Plans have been terminated.
e.This Section 5.11 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.06, express or implied, shall confer upon any Employee or former employee of the Company or any Company Subsidiary, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Continuing Employee following the Effective Time. The Parties acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Employee and the Surviving Corporation.
SECTION 5.12.     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.
SECTION 5.13.     Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to (a) under applicable Laws, enable the deregistration of the shares of Company Stock under the Exchange Act and (b) under the rules and policies of the ASX, enable the delisting by the Surviving Corporation from the ASX, in each case, as promptly as practicable after the Effective Time.
SECTION 5.14.     Shareholder Litigation. The Parties shall promptly advise each other in writing after becoming aware of any Proceeding commenced, or to the Knowledge of the Company or of Parent threatened, against the Company or any of its directors by any Company Shareholder (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep each other reasonably informed regarding any such Proceeding (any such Proceeding, “Shareholder Litigation”). The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such Shareholder Litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Shareholder Litigation, (c) provide Parent with the opportunity to consult with the Company regarding the defense of any such Shareholder Litigation, which advice the Company shall consider in good faith, and (d) not settle any such Shareholder Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.14, any matters relating to Dissenting Shares shall be governed by Section 2.03.
SECTION 5.15.     SEC Reports; ASX Disclosures. During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules, and other materials with the SEC and ASX, as applicable, required to be filed or furnished pursuant to the Exchange Act, other federal securities Laws, or ASX listing rules, as applicable.
SECTION 5.16.     Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
SECTION 5.17.     Resignations. The Company shall cause each director of the Company and the Company Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.
SECTION 5.18.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
SECTION 5.19.     FIRPTA Certificate. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent a certificate, duly executed by the Company,

complying with Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing Date, in each case, in a form and substance reasonably acceptable to Parent.
SECTION 5.20.     Company Credit Agreement. The Company shall, and shall cause the Company Subsidiaries to, following receipt of a written request from Parent to do so, obtain the Company Payoff Letter (for the avoidance of doubt, in accordance with the definition thereof) and shall deliver all material notices in connection therewith and to take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of any guarantees provided in connection therewith as of the Effective Time (collectively, the “Credit Agreement Termination”). The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide to Parent not later than five (5) Business Days prior to the Closing Date a draft Company Payoff Letter and related payoff and lien release documentation. Notwithstanding anything herein to the contrary, in no event shall this Section 5.20 (a) require the Company or any Company Subsidiaries to cause a Credit Agreement Termination to be effective unless and until the Effective Time has occurred.
ARTICLE VI
CONDITIONS TO THE MERGER
SECTION 6.01     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Closing of each of the following conditions:
a.Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
b.No Injunctions, Restraints or Illegality. No Judgment (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger.
c.ASX Approvals. All waivers, confirmations or approvals required under the ASX Listing Rules to facilitate the Merger, including the Adjustment Approval shall have been obtained.
SECTION 6.02.     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Closing of the following conditions:
a.Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.04 (Capitalization) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representation and warranty contained in Section 3.07(b) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 3.01 (Organization), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.17(a) (Healthcare Regulatory Compliance), but, with respect to Section 3.17(a), only to the extent the representations contained therein apply in the context, and corresponding violation, of the requirements under HIPAA, Sections 3.18(a) and (b)(i) and (ii) (HIPAA; Privacy and Data Security), Section 3.23 (Brokers and Finders), and Section 3.26 (Fairness Opinion), disregarding all qualifications and exceptions contained therein relating to “materiality,” “Company Material Adverse Effect” or similar qualifiers, shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case, as of such time); provided, however, that a Specified Breach shall not be deemed to cause the failure of this condition set forth in this clause (iii) of this Section 6.02(a) and (iv) all other representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality,” “Company Material Adverse Effect” or similar qualifiers, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
b.Performance of Covenants. The Company shall have performed, in all material respects, all obligations and complied, in all material respects, with the agreements and covenants in this Agreement required to be performed by or complied with by it at or prior to the Closing.
c.Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, effect, event, occurrence, circumstance, development or state of facts that has had, or would reasonably be expected to have, a Company Material Adverse Effect.
d.Officer’s Certificate. Parent will have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).
SECTION 6.03.     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:
a.Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.01 (Organization), and Section 4.02 (Authority; Execution and Delivery; Enforceability), disregarding all qualifications and exceptions contained therein relating to “materiality,” “Parent Material Adverse Effect” or similar qualifiers, shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time) and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality,” “Parent Material Adverse Effect” or similar qualifiers, shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), except for such failures to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
b.Performance of Covenants. Parent and Merger Sub shall have performed, in all material respects, all obligations and complied, in all material respects, with the agreements and covenants in this Agreement required to be performed by or complied with by them at or prior to the Closing.
c.Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).
SECTION 6.04.     Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s material breach in any material respect of any provision of this Agreement.
ARTICLE VII
TERMINATION
SECTION 7.01.     Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the Merger and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:
a.by the mutual written consent of the Company and Parent;
b.by either of the Company or Parent:
i. if the Merger has not been consummated on or before the date that is one hundred and twenty (120) days after the Company Proxy Statement is first deemed effective by the SEC (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any Party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the End Date; provided, further, that if the Company Shareholders Meeting is adjourned or postponed, the End Date shall automatically be extended on a one-for-one basis for the number of days the Company Shareholders Meeting is adjourned or postponed;
ii. if any Judgment issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity of competent jurisdiction that permanently prohibits or makes illegal the consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose material breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance of such final, non-appealable Judgement or other restraint or prohibition; or
iii. if this Agreement has been submitted to the Company Shareholders for adoption at a duly convened Company Shareholders Meeting and the Company Shareholder Approval shall not have been obtained at such meeting (unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
c.by Parent:
i. if (A) the Company Board shall have made a Recommendation Change; or (B) the Company shall have materially breached any of its covenants and agreements set forth in Section 5.03; or
ii. if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) cannot be cured by the End Date or, if capable of being cured by the End Date, shall not have been cured by the earlier of (x) thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(ii) and the basis for such termination and (y) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(ii) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder.
d.by the Company:
i. prior to the time at which the Company Shareholder Approval has been obtained, in accordance with, and subject to the Company fully complying with, Section 5.03(c)(iv); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d)(i) (and any such purported termination shall be void and of no force or effect) unless (x) the Company has complied with Section 5.03(d) before taking action pursuant to this Section 7.01(d)(i), (y) the Superior Proposal giving rise to such termination did not result from a breach of Section 5.03 and (z) the Company immediately prior to or substantially concurrently with such termination pays to Parent or its designees in immediately available funds any fees required to be paid pursuant to Section 7.3 and substantially concurrently with or immediately after such termination enters into a definitive Acquisition Agreement with respect to such Superior Proposal; or
ii. if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) cannot be cured by the End Date or, if capable of being cured by the End Date, shall not have been cured by the earlier of (x) thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(ii) and the basis for such termination and (y) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this

Section 7.01(d)(ii) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder.
SECTION 7.02.     Notice of Termination; Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 5.02, Section 7.03 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective shareholders, directors, officers, employees, agents, consultants, Representatives or Affiliates hereunder; provided that, subject to Section 7.03, no party shall be relieved or released from any liabilities or damages arising out of any fraud or willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” means a breach or failure to perform an obligation or agreement that is a consequence of an act undertaken or omission by the breaching party with the actual knowledge that the taking of such act or omitting to take such act would, or would reasonably be expected to, cause a material breach of this Agreement. The Confidentiality Agreement shall survive in accordance with its terms the termination of this Agreement.
SECTION 7.03.     Termination Fee.
a.In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(i) (Superior Proposal), the Company shall pay or cause to be paid to Parent (or one or more Persons designated by Parent) the Termination Fee immediately prior to or concurrently with the termination of this Agreement.
b.In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c)(i)(A) (Recommendation Change), the Company shall pay or cause to be paid to Parent (or one or more Persons designated by Parent) the Termination Fee within five (5) Business Days after such termination.
c.In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 7.01(b)(i) (End Date) or Section 7.01(b)(iii) (No Vote) or by Parent pursuant to Section 7.01(c)(ii) (Company Breach), (ii) a bona fide Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board after the date of this Agreement (A) in the case of termination pursuant to Section 7.01(b)(i) (End Date) or Section 7.03(c)(ii) (Company Breach), prior to the date of such termination, or (B) in the case of termination pursuant to Section 7.01(b)(iii) (No Vote), prior to the date of the Company Shareholders Meeting, and (iii) within twelve (12) months after the date that this Agreement is so terminated, the Company enters into a definitive agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (provided that for purposes of clause (iii) of this Section 7.03(c), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”), then the Company shall pay or cause to be paid to Parent (or one or more Persons designated by Parent) the Termination Fee within five (5) Business Days after the date on which the Company consummates such Acquisition Proposal.
d.Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the

Company pursuant to this Section 7.03, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under, arising from or concerning this Agreement.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01.     Assignment. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by Parent or Merger Sub, on the one hand, or the Company, on the other hand, without the prior written consent of the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company), which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that after the Closing, each of Parent and the Surviving Corporation may assign all of its rights and obligations hereunder (but not a portion or individual rights or obligations) to one or more of its Affiliates or in connection with a merger, consolidation, sale of substantially all of the assets of such Party so long as such successor entity expressly agrees in writing to perform all obligations of such Party hereunder. Subject to the first sentence of this Section 8.01, this Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment or transfer in violation of this Section 8.01 shall be null and void.
SECTION 8.02.     No Third-Party Beneficiaries. Except (a) the rights of Company Shareholders to receive the aggregate Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.05, and (c) the rights of Indemnified Parties as set forth in Section 5.07, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. Nothing in this Agreement shall constitute an amendment to any employee benefit plan (including a Company Benefit Plan), and no employee benefit plan shall be amended absent a separate written amendment that complies with such employee benefit plan’s amendment procedures.
SECTION 8.03.     Expenses. Regardless of whether the Closing occurs, each of the Parties shall pay its own legal, investment banking, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby, and any other costs and expenses incurred by such Party, except as otherwise expressly set forth herein. Notwithstanding the foregoing and for the avoidance of doubt, expenses associated with the printing, filing and mailing of the Company Proxy Statement and any amendments or supplements thereto, and the solicitation of shareholder approvals shall be borne equally by the Parties.
SECTION 8.04.     Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email as a PDF attachment (provided that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m., Pacific time shall be deemed to have been received at 9:00 a.m., Pacific time on the next

Business Day) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 8.04 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least two (2) Business Days prior to such address taking effect in accordance with this Section 8.04. Such Notice shall be deemed to have been given as of the date it is delivered by hand or internationally recognized overnight delivery service or is confirmed to have been received by email.
(i) prior to the Closing, if to the Company, to:
Limeade, Inc.
10885 NE 4th Street, Suite #400
Bellevue, Washington 98004
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
Attention: Eric DeJong
E-mail: EDeJong@perkinscoie.com

(ii) if to Parent or, if after the Closing, the Surviving Corporation, to:
WebMD Health Corp.
395 Hudson Street, Third Floor
New York, New York 10014
Attention: General Counsel

with a copy (which shall not constitute notice) to:
MH Sub I, LLC d/b/a Internet Brands
909 N. Pacific Coast Highway, 11th Floor
El Segundo, California 90245
Attention: Lynn Walsh, Chief Development Officer and General Counsel

SECTION 8.05.     Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.05 does not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Effective Time.
SECTION 8.06.     Interpretation; Certain Definitions.
a.No reference to or disclosure of any matter or item in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, (i) shall be construed as an admission or indication that such matter or item is material or that such matter or item is required to be referred to or disclosed in this Agreement, nor shall it be deemed to establish a standard of materiality now or in the future (it being the intent that neither the Company nor any of its Affiliates shall be penalized for having disclosed more than may be required by the request); (ii) represents a determination by the Company or any of its Affiliates that such matter or item did not arise in the Ordinary Course; (iii) shall imply that such matter or item constitutes or would result in a Company Material Adverse Effect by the criteria set forth in this Agreement, or (iv) shall imply that disclosure of any such matter or item is required by Law or by any Governmental Entity. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation, or allegation of a breach or violation of any Contract, Law or Judgment shall be construed as an admission or indication that a breach or violation exists or has actually occurred. All Exhibits and Schedules annexed hereto or referred to herein, and the Company Disclosure Schedule and Parent Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or in any Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” “Including” (and, with correlative meaning, “include”) means including, without limiting the generality of any description preceding or succeeding such term, shall be deemed to be followed by the words “without limitation” and the rule of ejusdem generis will not be applicable to limit a general statement preceded, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned. The descriptive headings of the several Articles and Sections of this Agreement, the Table of Contents to this Agreement and the Company Disclosure Schedule and Parent Disclosure Schedule are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections of this Agreement or Exhibits or Schedules hereto unless otherwise indicated. The terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Unless otherwise specified or where the context otherwise requires, (A) wherever used, the word “or” is used in the inclusive sense (and/or), (B) references to a Person are also to its successors and permitted assigns, (C) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto, (D) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto, (E) references to monetary amounts are denominated in United States Dollars unless otherwise specified as being denominated in Australian Dollars, (F) “or” is used in the sense of “and/or”, (G) “any” is used in the sense of “any or all” and (H) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably.
b.For all purposes hereof:

“Accelerable Company Option” means an Unvested Company Stock Option that is outstanding immediately prior to the Effective Time, has a per share exercise price that is less than the Merger Consideration, and is subject to “double trigger” acceleration upon a change of control of the Company and termination of the holder’s employment in accordance with the holder’s applicable employment agreement.
“Accelerable Company RSU” means an Unvested Company RSU that is outstanding immediately prior to the Effective Time and is subject to “double trigger” acceleration upon a change of control of the Company and termination of the holder’s employment in accordance with the holder’s applicable employment agreement.
“Acceptable Confidentiality Agreement” means (a) a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into prior to the date of this Agreement, or (b) if entered into on or after the date of this Agreement, a confidentiality agreement on terms no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement and including a “standstill” or similar provision, except that such confidentiality agreement need not restrict the making of, or amendment or modification to, any confidential Acquisition Proposal to the Company Board.
“Acquisition Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (as defined under Section 13(d) of the Exchange Act) (other than Parent and its Subsidiaries, including Merger Sub), relating to, in one or more transactions or series of transactions (other than the transactions contemplated by this Agreement): (a) direct or indirect acquisition of assets of the Company or any Company Subsidiary (including any voting equity interests of Subsidiaries) equal to 20% or more of the fair market value of the Company’s and the Company Subsidiaries’ consolidated assets, taken as a whole or to which 20% or more of the Company’s and the Company Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 20% or more of the voting equity interests of the Company; (c) any direct or indirect acquisition of the equity interests of any Company Subsidiary whose business constitutes 20% or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in such Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 20% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 20% or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 20% or more of the consolidated net revenues, net income, or assets of the Company and the Company Subsidiaries, taken as a whole; or (f) any combination of the foregoing.
“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise. Prior to the Closing, the Company and the Company Subsidiaries shall not be deemed Affiliates of Parent; on and after the Closing, the Surviving Corporation and the Company Subsidiaries shall be deemed Affiliates of Parent (and not of any Company Shareholder). For the avoidance of doubt, in no event will any investment funds or investment vehicles affiliated with, or managed or advised by Kravis Roberts & Co. L.P. (“KKR”), or any portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or of any such investment fund or investment vehicle (other than any Subsidiary of Parent or any direct or indirect owner of 100% of Parent’s equity securities) be considered an Affiliate of Parent.
“Anti-Corruption Laws” means applicable Laws that prohibit bribery or corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, such as the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and other similar Laws.
“Approved Line of Credit Draw” means any incurrence of indebtedness under the Company Credit Agreement in the Ordinary Course in an amount not to exceed $3,000,000 for any single instance with respect to which the Company has requested approval of Parent in writing (email sufficient), which such request shall include the materials expected to be provided to Comerica, and which Parent has approved in writing (email sufficient) or has failed to provide a response in writing (email sufficient) to the Company (a) if the request is made at or before 12:00 p.m. Pacific Time on a Business Day, by 5:00 p.m. Pacific Time on such Business Day or (b) the request is made after 12:00 p.m. Pacific Time on a Business Day or on any day that is not a Business Day, by 12:00 p.m. Pacific Time on the immediately following Business Day.
“ASX” means the Australian Securities Exchange.
“ASX Listing Rules” means the official Listing Rules of ASX as amended or waived and applicable to the Company from time to time.
“ASX Settlement Operating Rules” the rules of ASX Settlement Pty Ltd ACN 008 504 532.
“Business Associate” has the same meaning as the term “business associate” in 45 C.F.R. §160.103.
“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in Seattle, Washington are not required or authorized by Law to remain closed.
“Company Business” means the business of the Company and the Company Subsidiaries as of the date of this Agreement.
“Company CDIs” means depositary receipts known as CHESS Depositary Interests that provide beneficial, but not legal, title to Company Stock.
“Company Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of May 10, 2019, by and among Comerica Bank (“Comerica”), the

Company, Limeade Technologies Canada, Inc., and TinyHR, Inc., as amended, supplemented, and modified from time to time.
“Company Equity Award” means a Company Stock Option or a Company RSU Award granted under a Company Equity Incentive Plan.
“Company Equity Incentive Plans” means (i) the Amended and Restated 2006 Stock Plan, (ii) the Amended 2016 Stock Plan, and (iii) the 2019 Omnibus Incentive Plan.
“Company Intellectual Property” means all (a) Owned Intellectual Property, and (b) Intellectual Property that is (i) licensed by a Third Party to the Company or a Company Subsidiary pursuant to a Contract and that is used in and material to the Company Business as currently conducted, or (ii) licensed by an Affiliate of the Company (other than a Company Subsidiary) to the Company or a Company Subsidiary pursuant to a Contract and that is used exclusively in, or relates exclusively to, the Company Business, excluding, in each case ((b)(i) and (b)(ii)), Incidental Licenses.
“Company IT Systems” means all information technology and computer systems owned, leased or licensed by the Company or any Company Subsidiary and used by the Company or any Company Subsidiary in the conduct of the Company Business as currently conducted.
“Company Material Adverse Effect” means any event, circumstance, development, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the Company Business, assets, liabilities, condition (financial or otherwise) and results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) the ability of the Company and the Company Subsidiaries to consummate the Merger; provided, however, that, solely with respect to clause (b), a “Company Material Adverse Effect” shall not be deemed to include events, circumstances, developments, changes, occurrences or effects arising from or related to, shareholder litigation arising from or relating to this Agreement, the Merger or any of the other transaction contemplated hereby, including any action alleging or asserting any misrepresentation or omission in any documents (including exhibits and all other information incorporated therein) filed with or furnished to the SEC (provided that no order, injunction or other binding decree entered by a court in such a shareholder litigation enjoins or otherwise bars the Merger from being consummated on or before the End Date), and solely with respect to clause (a), none of the following, and no event, circumstance, development, change, occurrence or effect arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:
(i) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including the impact of any announcement on relationships with customers, vendors or employees of the Company or any Company Subsidiary); provided, however, that this clause (i) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) the identity of Parent or any of its Affiliates as the acquiror of the Company, or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company or the Company Subsidiaries;
(iii) general business, economic or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States or elsewhere in the world, or changes therein, including changes in interest or exchange rates or any suspension of trading in securities on any securities exchange or other market;
(iv) general conditions in any industry in which the Company and the Company Subsidiaries operate, or changes therein;
(v) any changes in GAAP or other accounting standards (or the official interpretation thereof);
(vi) any changes in applicable Law (or official interpretation thereof), including the adoption, implementation, repeal or modification of any Law (or the official interpretation thereof) by any Governmental Entity, or any panel or advisory body empowered or appointed thereby;
(vii) the taking of any action, or refraining from taking any action, by the Company or any Company Subsidiaries, in each case at the written direction or written consent of Parent or Merger Sub or as required by or in accordance with this Agreement, or the taking of any action, or failure to take any action, by Parent, Merger Sub or any of their Affiliates;
(viii) any outbreak, continuation or escalation of acts of terrorism, cyberterrorism, hostilities, sabotage or war, hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19), plagues, public health events, fires or natural or man-made disaster or act of God;
(ix) any failure, in and of itself, by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets, guidance or forecasts of revenue, earnings, cash flow or any other financial measures (which include, for the avoidance of doubt, annualized recurring revenue and bookings) (whether made by the Company or any Third Parties), any change, in and of itself, in the Company’s credit ratings, or in the price or trading volume of shares of the Company Stock (it being understood that the underlying causes of such failures or changes in this clause (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless (and to the extent) such underlying cause would otherwise be excepted by this definition);
provided, that in the case of clauses (iii), (iv), (v), (vi) and (viii), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or would reasonably be expected to be a Company Material Adverse Effect.

“Company Payoff Letter” means, with respect to the Company Credit Agreement, a payoff letter executed by Comerica, which shall be in form and substance reasonably satisfactory to Parent and the Company.
“Company Products” means the products or services of the Company or any Company Subsidiary.
“Company RSU” means restricted stock units of the Company.
“Company RSU Award” means an award granting Company RSUs pursuant to a Company Equity Incentive Plan.
“Company Shareholders Meeting” means the special meeting of the Company Shareholders to be held to consider the adoption of this Agreement.
“Company Software” means all computer software (a) used by the Company or any Company Subsidiary in, and material to, the conduct of the Company Business as currently conducted or (b) incorporated by the Company or any Company Subsidiary into the Company Products.
“Company Stock Option” means a stock option to acquire shares of Company Stock granted pursuant to a Company Equity Incentive Plan.
“Confidentiality Agreement” means, the confidentiality agreement, dated March 2, 2023, by and between MH Sub I LLC and the Company.
“Contract” means any written contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement.
“Covered Entity” has the same meaning as the term “covered entity” in 45 C.F.R. §160.103.
“COVID-19” means SARS-CoV-2 or the coronavirus (COVID-19) pandemic, including any evolutions or mutations of SARS-CoV-2 or the coronavirus (COVID-19) disease or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester, safety or similar law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.
“Depositary” means CHESS Depositary Nominees Pty Ltd.
“Environmental Laws” means all applicable Laws regulating pollution or protection of the environment or natural resources.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“GAAP” means United States generally accepted accounting principles.
“GDPR” means the EU General Data Protection Regulation (EU Regulation 2016/679).

“Healthcare Laws” means all healthcare Laws applicable to the Company Business, the Company or any Company Subsidiary or any of the Company Products, including, to the extent applicable, the Anti‑Kickback Statute (42 U.S.C. §1320a‑7(b)); the False Claims Act (42 U.S.C. §1320a‑7b(a)); the Stark Law (42 U.S.C. §1395nn); statutes governing all federal and state health care programs defined in 42 U.S.C. §1320a-7b(f), including Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), TRICARE (10 U.S.C. Section 1071 et seq.), ; HIPAA; and all applicable Laws analogous to the foregoing and related regulations applicable to health and wellness programs and state Laws related to the corporate practice of medicine and licensure of healthcare professionals in states and all other jurisdictions in which the Company or the Company Subsidiaries operate.
“HIPAA” means, collectively, the Health Information Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and the regulations issued pursuant thereto, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D and any guidance issued by the U.S. Department of Health and Human Services interpreting the foregoing and included in a preamble to such regulations or included in a guidance document published on the website of the U.S. Department of Health and Human Services Office for Civil Rights.
“Incidental License” means any (a) nondisclosure agreement or Contract permitting the use of confidential information; (b) Contract pursuant to which current or former employees or contractors of any member of the Company or any Company Subsidiary assign, or license Intellectual Property rights to (or waive such rights for the benefit of) the Company or any Company Subsidiary; (c) Contract under which Intellectual Property is licensed to a consultant, contractor, or vendor of the Company Group for the benefit of a member of the Company or any Company Subsidiary or that permits the consultant, contactor, or vendor to identify the Company or any Company Subsidiary as a customer of such consultant, contractor or vendor; (d) Contract by which the Company or any Company Subsidiary grants an Intellectual Property license in the Ordinary Course; (e) Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales, reseller, marketing or similar agreement that includes a license to use trademarks or other rights for the purposes of advertising or providing products or services during the term of and in accordance with such agreement, or (ii) a Contract for the purchase or lease of a photocopier, computer, network equipment, mobile phone or other equipment that also contains a license of Intellectual Property; (f) shrink wrap, click-wrap, or browse-wrap Contract; (g) Contract that is a non-exclusive license or terms of use that permits the use of generally available software, data or content; (h) non-exclusive licenses implied by law to end-user customers for use of products or services; or (i) (k) licenses granted or obtained pursuant to Contracts that have Intellectual Property Rights license provisions that are not substantially or materially different from the corresponding form license provisions set forth in any form Contract used by Company.

“Intellectual Property” means all intellectual property rights worldwide (including all proprietary rights associated therewith), including (a) Patents, (b) Trademarks, (c) copyrights and rights in works of authorship, (d) domain name registrations, uniform resource locators and other names and locators associated with the Internet, (e) trade secrets, inventions, rights in research and development, know-how, methods, processes, designs, formulae, models, tools, algorithms, ideas, discoveries and improvements, (f) social media usernames and other digital identifiers, (g) software (including firmware, middleware, and all related software specifications and documentation), and data and databases and (h) all registrations and applications for the foregoing and any renewals or extensions thereof.
“Intervening Event” means any event, occurrence, fact, condition, development, change or effect that is not known (or, if known, the consequences of which were not reasonably foreseeable) by the Company Board as of the date hereof; provided that in no event shall (1) the receipt, existence or terms of an Acquisition Proposal, or (2) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company CDIs or the credit rating of the Company constitute an Intervening Event.
“Knowledge” means (a) with respect to the Company and Company Subsidiaries, the actual knowledge, after reasonable due inquiry, of Henry Albrecht, David Smith, Paul Crick, Adam Smith, Lauren Chucko, Alan Saporta and Sarah Visbeek, and (b) with respect to Parent and its Subsidiaries, the actual knowledge, after reasonable due inquiry, of Blake DeSimone and B. Lynn Walsh.
“made available”, as used in Article III, means, with respect to any document, that such document was in the electronic data room or was otherwise furnished to Parent or its Representatives by the Company or any of its Affiliates or Representatives.
“Merger Consideration” means AUD$0.425.
“Open Source Software” means any software that is subject to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), or any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such software that such software or other software, combined or distributed with it, be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; (c) redistributable at no charge; or (d) licensed subject to a patent non-assert or royalty-free patent license.
“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.
“Organizational Documents” means, as applicable, the articles of incorporation, certificate of formation, bylaws and operating agreement of a Person or any other comparable document.
“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary.

“Patent(s)” means all issued patents and all patent applications, including all provisionals, non-provisionals, converted provisionals, continuations, divisionals, continuations-in-part, reexaminations and reissues, and all extensions, and renewals of any of the foregoing.
“Permitted Liens” means (i) such Liens as are set forth in Section 8.06(b)(ii) of the Company Disclosure Schedule, (ii) Liens for Taxes and other governmental charges that are not yet due and payable, or that the Company Group is contesting in good faith for which appropriate reserves have been established in accordance with GAAP, (iii) Liens disclosed in the Financial Statements or the notes thereto or securing liabilities reflected in the Financial Statements or the notes thereto, (iv) restrictions under leases, subleases, licenses, permits or occupancy agreements to which the Company or a Company Subsidiary is a party, (v) easements, covenants, rights-of-way and other similar restrictions of record, (vi) Liens that will be removed prior to or in connection with Closing, (vii) pledges or deposits made in the Ordinary Course secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (viii) mechanics’, carriers’, workmen’s, repairmen’s Liens or other like encumbrances arising or incurred in the ordinary course of business, and statutory or common law Liens or encumbrances to secure landlords, lessors, grantors or renters under leases, licenses, easements or rental agreements for amounts which are not yet due and payable, (ix) Liens resulting from applicable securities Laws; and (x) other imperfections of title, licenses or Liens, if any, that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Company Business, including non-exclusive licenses, sublicenses or other rights to Intellectual Property rights owned by or licensed to the Company granted by the Company to any licensee in the Ordinary Course.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Personal Information” means information that identifies an individual (directly or indirectly in combination with other information available or likely to be available with any Person), as well as any “personal data” as defined in Article 4 (1) of the EU Regulation 2016/679 of April 27, 2016.
“Privacy and Security Laws” means, to the extent applicable, all data privacy, security, and protection or similar Laws concerning privacy, data protection, commercial electronic messages or the collection, retention, protection, processing, transmitting, securing, sharing, transferring or storing and use of Personal Information and Protected Health Information, including, to the extent applicable to the Company Business, the Company or any Company Subsidiary, Healthcare Laws, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Credit Reporting Act, the Computer Fraud and Abuse Act, and all other state Law equivalents of such Laws (including state social security number protection Laws and state data breach notification Laws, the Privacy and Electronic Communications (EC Directive) Regulations 2003 (“PECR”), the Data Protection Act of 2018, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (repealing the DPA and its implementing Directive 95/46/EC), and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording of any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing)).
“Proceeding” means any suit, formal charge, complaint, action, indictment, hearing, mediation, investigation for which the Company or any Company Subsidiary has received written notice from a Governmental Entity, or other proceeding, whether judicial or administrative, civil or criminal, at law or in equity, before any Governmental Entity or arbitrator.
“Protected Health Information” has the same meaning as “protected health information” in 45 C.F.R. §160.103.
“Representatives” means, as to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2022, as amended, including the rules and regulations promulgated thereunder.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
“Specified Breach” means any failure of a representation or warranty set forth in Section 3.17(a), Section 3.18(a), Section 3.18(b)(i) or Section 3.18(b)(ii) to be true and correct (disregarding all qualifications and exceptions contained therein relating to “materiality,” “Company Material Adverse Effect” or similar qualifiers) that (a) relates to: (i) an administrative matter; (ii) a contractual matter; or (iii) a Breach under HIPAA that either (A) does not requires immediate notification to the U.S. Department of Health and Human Services or the media or (B) is reasonably unlikely to result in material monetary penalties as may be imposed by the U.S. Department to Health and Human Services under HIPAA and (b) in the case of clauses (a)(i), (ii), and (iii), is reasonably capable of being cured (in accordance with, and to the extent required by, applicable Laws as are implicated by the relevant representation or warranty) by the Company in the Ordinary Course (taking into account the Company’s past responses to situations of a similar nature) within a reasonable time following the Effective Time (not to exceed 180 days).
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.
“Superior Proposal” means any bona fide, written Acquisition Proposal (except that the references in the definition thereof to “20% or more” shall be deemed to be references to “50% or more”) that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, (1) is reasonably capable of being consummated and (2) would result in a transaction that, if consummated, is more favorable to the Company Shareholders than the Merger and the transactions contemplated by this Agreement, taking into consideration, in each case, among other things, all of the legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including conditions, form of consideration, financing, and the identity of the Person or group making such Acquisition Proposal.
“Termination Fee” means $2,437,500.
“Third Party” means any Person other than the Company, Parent, Merger Sub and their respective Affiliates and successors and permitted assigns.
“Trademark(s)” mean(s) any trademark, trade dress, service mark, trade name, logo or business symbol, whether or not registered, all registrations and applications therefor, and all goodwill associated therewith and symbolized thereby.
“U.S. Dollar Merger Consideration” means $0.284.
“Unvested Company RSU” means each outstanding Company RSU that is not a Vested Company RSU.
“Unvested Company Stock Option” means each outstanding Company Stock Option that is not a Vested Company Stock Option.
“Vested Company RSU” means a Company RSU that is outstanding and vested as of immediately prior to the Effective Time (but not yet settled) or that vests solely as a result of the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Accelerable Company RSUs will only be deemed Vested Company RSUs if all conditions to the vesting of such Company RSUs have been met in accordance with the terms of the applicable agreements governing the vesting thereof as of the Effective Time.
“Vested Company Stock Option” means a Company Stock Option that is unexpired, unexercised, outstanding, and vested as of the Effective Time.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
SECTION 8.07.     Limitation on Damages. Notwithstanding anything to the contrary contained in this Agreement, to the maximum extent permitted by Law, in no event shall any Party be liable in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated hereby, for punitive damages, whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties hereunder and whether or not based on or in warranty, contract, tort (including negligence or strict liability) or otherwise, except that the foregoing shall not preclude any Party from seeking any remedy against any other Party hereto based on or arising out of actual fraud by such other Party.
SECTION 8.08.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Upon such holding that any provision of this Agreement is illegal, invalid or unenforceable under any applicable Law, the Parties shall negotiate in good faith to modify this Agreement to add a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to effect the original intent of the Parties.
SECTION 8.09.     Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of, under or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced and construed in accordance with, the Law of the State of Washington, including its statutes of limitations, without regard to the conflict of Laws rules of such state that would result in the application of the Laws of another jurisdiction.
SECTION 8.10.     Jurisdiction. Each Party irrevocably agrees that any Proceeding that may be based upon, arise out of, under or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and any disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall (subject to Section 8.13) be brought exclusively in the United States District Court sitting in the Western District of Washington or, solely if such court lacks subject matter jurisdiction, any state court within King County in the State of Washington, and the appellate courts having jurisdiction thereover (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.
SECTION 8.11.     Service of Process. Each Party consents to service of any process, summons, notice or document that may be served in any Proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 8.04, to such Party’s address set forth in Section 8.04.
SECTION 8.12.     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B)

ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
SECTION 8.13.     Remedies Cumulative . Except as otherwise provided in this Agreement, and any all remedies expressly conferred upon a Party will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a Party of any one remedy will not preclude the exercise of it of any other remedy.
SECTION 8.14.     Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing) in accordance with its specified terms or otherwise breach any provision of this Agreement. The Parties acknowledge and agree that (a) each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, no Party would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that a Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.14 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything else in this Agreement, in no event shall specific performance of any Party’s obligation to consummate the Merger survive any valid termination of this Agreement.
SECTION 8.15.     Amendments; Waiver. At any time prior to the Effective Time (whether before or after the Company Shareholder Approval), any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that in the case of the Company, any amendment or waiver shall require the approval or recommendation of the Company Board; provided, further, that after receipt of the Company Shareholder Approval, if any such amendment or waiver shall by applicable Law (including the WBCA) or in accordance with the rules of the ASX require further approval of the Company Shareholders, then the effectiveness of such amendment or waiver shall be subject to receipt of such approval of the Company Shareholders. Notwithstanding the foregoing, no failure or delay by the Company, Parent, or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 8.16.     Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 8.17.     Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
SECTION 8.18.     Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LIMEADE, INC.

By:	/s/ Henry Albrecht
Name:	Henry Albrecht
Title:	Chief Executive Officer

WEBMD HEALTH CORP.

By:	/s/ Robert N. Brisco
Name:	Robert N. Brisco
Title:	Chief Executive Officer

LOTUS MERGER SUB, INC.

By:	/s/ Blake DeSimone
Name:	Blake DeSimone
Title:	CFO

Signature Page to Agreement and Plan of Merger

EXHIBIT A
Schedule of Supporting Shareholders

Henry Albrecht
Carl and Mollie Albrecht Dynastic Irrevocable Education Trust
Alexander Stephen Albrecht Parental Trust
Josephine Chelan Albrecht Parental Trust
William Cortez Albrecht Parental Trust
TVC Capital Partners II LP
TVC Capital II LP
Oak HC/FT Partners LP

EXHIBIT B
Form of Voting and Support Agreement

[See attached.]

EXHIBIT C
Form of Articles of Incorporation

[See attached.]

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LIMEADE, INC.

ARTICLE 1
NAME

The name of the corporation is Limeade, Inc. (the “Corporation”).

ARTICLE 2
DURATION

The Corporation is organized under the Washington Business Corporation Act, as amended (the “Act”) and shall have perpetual existence.

ARTICLE 3
PURPOSE AND POWERS

The purpose and powers of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act.

ARTICLE 4
CAPITAL STOCK

4.1 Authorized Capital. The amount of the total authorized capital stock of the Corporation is 1,000 shares of common stock, par value $0.001 per share. All such shares are classified as common stock.

4.2 Meetings of Shareholders. Meetings of shareholders may be held within or without the state of Washington, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Act) outside the State of Washington at such place or places as may be designated from time to time by the board or in the Bylaws.

4.3 Contracts with Interested Shareholders. Subject to the limitations set forth in the Act, the Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise. Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder’s having an interest in the contract or transaction.

ARTICLE 5
DIRECTORS

5.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors. The total number of directors constituting the entire board shall be fixed from time to time by the board. Elections of directors need not be by written ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.

5.2 Authority of Board of Directors to Amend Bylaws. In furtherance of and not in limitation of the power conferred by the Act, the board, acting by majority vote, is expressly authorized to adopt, amend or repeal the Bylaws.

5.3 No Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulative voting as to the election of any directors.

5.4 Contracts with Interested Directors. Subject to the limitations set forth in the Act, the Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise. Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director’s having an interest in the contract or transaction.

5.5 Personal Liability of Directors. The personal liability of all the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Act.

5.6 Indemnification of Directors, Officers, Employees and Agents. The Corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the Corporation and shall advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law, without regard to the limitations in RCW 238.08.510 through 23B.08.550 and 23B.08.560(2) of the Business Corporation Act, or any other limitation that may hereafter be enacted. The Corporation shall, to the fullest extent legally permissible under the provisions of the Act, indemnify and hold harmless such other persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by such person in connection with any action, suit or other proceeding in which such person may be involved or with which such person may be threatened, or other matters referred to in or covered by said provisions both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation after the date hereof. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaws or any agreement or resolution adopted by the board of directors or shareholders entitled to vote thereon after notice.

ARTICLE 6
REGISTERED AGENT

The Registered Office of the Corporation in the State of Washington is located at MC-CSC1, 300 Deschutes Way SW, Suite 208, Tumwater, WA 98501. The name of the Registered Agent at such address upon whom process against this Corporation may be service is Corporation Service Company.

ARTICLE 7
NO PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE 8
OTHER MATTERS

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change, or repel any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the Corporation are subject to this reservation. A shareholder of the Corporation does not have a vested property right resulting from any provision of these Articles.

EXHIBIT D
Form of Articles of Merger

[See attached.]

ARTICLES OF MERGER
OF
LOTUS MERGER SUB, INC.
WITH AND INTO
LIMEADE, INC.
[_____], 2023
Pursuant to RCW 23B.11.050 of the Washington Business Corporation Act (the “Act”), Limeade, Inc., a Washington corporation (the “Corporation”), hereby submits these Articles of Merger for filing with the Secretary of State of the State of Washington, and certifies as follows:

FIRST: Merging Entities. The name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name of Corporation State of Incorporation

Lotus Merger Sub, Inc. Washington
Limeade, Inc. Washington

SECOND: Surviving Corporation. The name and jurisdiction of organization of the surviving corporation is:

Name of Corporation State of Incorporation
Limeade, Inc. Washington

THIRD: Amendment and Restatement of Surviving Corporation’s Articles of Incorporation. Pursuant to RCW 23B.11.010(3)(a) of the Act, the articles of incorporation of the Corporation are amended and restated pursuant to the Plan of Merger to read in their entirety as set forth on Exhibit A to these Articles of Merger.

FOURTH: Plan of Merger. The Plan of Merger was approved by the directors of Lotus Merger Sub, Inc., a Washington corporation (“Merger Sub”), and the directors of the Corporation in accordance with RCW 23B.11.010.

FIFTH: Merger Sub Shareholder Approval. The Plan of Merger was approved by the sole shareholder of Merger Sub pursuant to RCW 23B.11.030.

SIXTH: Corporation Shareholder Approval. The Plan of Merger was approved by the shareholders of the Corporation pursuant to RCW 23B.11.030.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, these Articles of Merger have been executed as of the date first written above.

LIMEADE, INC.

By: ________________________________
Name:
Title:

EXHIBIT A
AMENDED AND RESTATED ARTICLES OF INCORPORATION

[See attached.]

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LIMEADE, INC.

ARTICLE 1
NAME

The name of the corporation is Limeade, Inc. (the “Corporation”).

ARTICLE 2
DURATION

The Corporation is organized under the Washington Business Corporation Act, as amended (the “Act”) and shall have perpetual existence.

ARTICLE 3
PURPOSE AND POWERS

The purpose and powers of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act.

ARTICLE 4
CAPITAL STOCK

4.1 Authorized Capital. The amount of the total authorized capital stock of the Corporation is 1,000 shares of common stock, par value $0.001 per share. All such shares are classified as common stock.

4.2 Meetings of Shareholders. Meetings of shareholders may be held within or without the state of Washington, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Act) outside the State of Washington at such place or places as may be designated from time to time by the board or in the Bylaws.

4.3 Contracts with Interested Shareholders. Subject to the limitations set forth in the Act, the Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise. Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder’s having an interest in the contract or transaction.

ARTICLE 5
DIRECTORS

5.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors. The total number of directors constituting the entire board shall be fixed from time to time by the board. Elections of directors need not be by written ballot unless the bylaws of the Corporation (the “Bylaws”) shall so provide.

5.2 Authority of Board of Directors to Amend Bylaws. In furtherance of and not in limitation of the power conferred by the Act, the board, acting by majority vote, is expressly authorized to adopt, amend or repeal the Bylaws.

5.3 No Cumulative Voting. The shareholders of the Corporation shall not be entitled to cumulative voting as to the election of any directors.

5.4 Contracts with Interested Directors. Subject to the limitations set forth in the Act, the Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations, associations, firms and entities in which they are or may be or become interested as directors, officers, shareholders, members or otherwise. Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director’s having an interest in the contract or transaction.

5.5 Personal Liability of Directors. The personal liability of all the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Act.

5.6 Indemnification of Directors, Officers, Employees and Agents. The Corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director of the Corporation and shall advance or reimburse the reasonable expenses incurred by the individual in advance of final disposition of the proceeding to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law, without regard to the limitations in RCW 238.08.510 through 23B.08.550 and 23B.08.560(2) of the Business Corporation Act, or any other limitation that may hereafter be enacted. The Corporation shall, to the fullest extent legally permissible under the provisions of the Act, indemnify and hold harmless such other persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by such person in connection with any action, suit or other proceeding in which such person may be involved or with which such person may be threatened, or other matters referred to in or covered by said provisions both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation after the date hereof. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaws or any agreement or resolution adopted by the board of directors or shareholders entitled to vote thereon after notice.

ARTICLE 6
REGISTERED AGENT

The Registered Office of the Corporation in the State of Washington is located at MC-CSC1, 300 Deschutes Way SW, Suite 208, Tumwater, WA 98501. The name of the Registered Agent at such address upon whom process against this Corporation may be service is Corporation Service Company.

ARTICLE 7
NO PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

ARTICLE 8
OTHER MATTERS

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change, or repel any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the Corporation are subject to this reservation. A shareholder of the Corporation does not have a vested property right resulting from any provision of these Articles.